     As filed with the Securities and Exchange Commission on July 9, 1999

                                                       Registration No. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                          ORATEC INTERVENTIONS, INC.
            (Exact Name of Registrant as Specified in Its Charter)
                                ---------------
         Delaware                    3845                    94-3180773
     (State or Other          (Primary Standard           (I.R.S. Employer
     Jurisdiction of      Industrial Classification    Identification Number)
     Incorporation or            Code Number)
      Organization)

                               3700 Haven Court
                         Menlo Park, California 94025
                                (650) 369-9904
      (Address, Including Zip Code, and Telephone Number, Including Area
              Code, of Registrant's Principal Executive Offices)
                                ---------------
                               Kenneth W. Anstey
                            Chief Executive Officer
                          ORATEC Interventions, Inc.
                               3700 Haven Court
                         Menlo Park, California 94025
                                (650) 369-9904
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                ---------------
                                  Copies to:
             Mark B. Weeks                        Patrick T. Seaver
             Laurel Finch                          Charles R. Ruck
            Brooke Campbell                        Shayne Kennedy
           VENTURE LAW GROUP                      LATHAM & WATKINS
      A Professional Corporation                650 Town Center Drive
          2800 Sand Hill Road                   Costa Mesa, CA 92626
     Menlo Park, California 94025

                                ---------------
       Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the effective date of this Registration
                                  Statement.
                                ---------------

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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       Title of Each Class of        Proposed Maximum Aggregate    Amount of
    Securities to be Registered          Offering Price (1)     Registration Fee
--------------------------------------------------------------------------------
Common stock, par value $0.001 per
 share..............................        $48,875,000             $13,588
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(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) and Rule 457(o) under the Securities Act.

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This preliminary prospectus + +is not an offer to sell these securities and is not soliciting an offer to + +buy these securities in any state where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion
                   Preliminary Prospectus dated July 9, 1999

PROSPECTUS
-----------

                                     Shares

                           [ORATEC LOGO APPEARS HERE]

                                  Common Stock

                                 ------------

  This is ORATEC's initial public offering of common stock. All the shares of common stock are being sold by ORATEC.

  We expect the initial public offering price to be between $ and $ . Currently, no public market exists for the shares. We have applied to list our common stock on the Nasdaq National Market under the symbol "OTEC."

  Investing in our common stock involves risks which are described in the "Risk Factors" section beginning on page 5 of this Prospectus.

                                 ------------

                                                            Per Share        Total
                                                            ---------        -----
  Public offering price..................................       $              $
  Underwriting discount and commissions..................       $              $
  Proceeds, before expenses, to ORATEC...................       $              $

  The underwriters may also purchase up to an additional   shares of common
stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  The shares of common stock will be ready for delivery in New York, New York
on or about   , 1999.

                                 ------------

Merrill Lynch & Co.

                               J.P. Morgan & Co.

                                                      U.S. Bancorp Piper Jaffray

                                 ------------

                    The date of this prospectus is   , 1999.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   5
Special Note Regarding Forward-Looking Statements........................  12
Use of Proceeds..........................................................  13
Dividend Policy..........................................................  13
Capitalization...........................................................  14
Dilution.................................................................  15
Selected Financial Data..................................................  16
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  17
Business.................................................................  24
Management...............................................................  37
Certain Transactions.....................................................  47
Principal Stockholders...................................................  49
Description of Capital Stock.............................................  51
Shares Eligible for Future Sale..........................................  54
Underwriting.............................................................  56
Legal Matters............................................................  58
Experts..................................................................  58
Additional Information...................................................  59
Index to Financial Statements............................................ F-1

                               ----------------

  You should rely only on the information contained in this prospectus. We have not and the underwriters have not authorized any other person to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. In this prospectus, references to the "company," "ORATEC," "we," "us," and "our" refer to ORATEC Interventions, Inc.

  Until    , 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               ----------------

  We own or have rights to trademarks or tradenames that we use in conjunction with the sale of our products. The term "ORATEC" and our logo are registered trademarks owned by us. We have also filed for trademark protection for the use of the terms SpineCATH, IDET and ElectroThermal, which are used in conjunction with the sale of our products. This prospectus also makes reference to trademarks of other companies.

  Our principal offices are located at 3700 Haven Court, Menlo Park, CA 94025 and our telephone number is (650) 369-9904. We were incorporated in May 1993 as Dorsamed Incorporated, and we changed our name to ORATEC Interventions, Inc. in October 1995.

                               PROSPECTUS SUMMARY

  This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements.

                           ORATEC Interventions, Inc.

  ORATEC Interventions is a leader in the development of medical devices that use controlled thermal energy to treat spine and joint disorders. We currently market two minimally invasive systems, the SpineCATH Intradiscal ElectroThermal Therapy, or IDET, system and the ElectroThermal Arthroscopy System. Our proprietary systems use heat to shrink and repair damaged or stretched soft tissue. We market our products to orthopedic surgeons, neurosurgeons, anesthesiologists, radiologists and physiatrists.

  Our SpineCATH IDET system offers a minimally invasive outpatient alternative to patients suffering from chronic low back pain caused by degenerative disc disease. The IDET system enables physicians to navigate to the location of damaged tissue within a spinal disc using a self-guiding single use catheter. Physicians can then apply heat directly to the disc wall, causing the tissue to contract and thicken. We believe that the application of heat desensitizes nerve fibers and results in a stiffening of the disc wall. Following the IDET procedure, many patients experience significant pain reduction, improved overall quality of life and reduce or eliminate pain medication. In addition, the procedure does not require general anesthesia or extended hospitalization and does not subject the patient to the post-operative complications often associated with spine surgery. The IDET system was formally launched in October 1998, and we estimate that, as of June 30, 1999, over 250 physicians had performed the IDET procedure on approximately 4,000 patients.

  The treatment of back pain costs the U.S. health care system more than any other health problem and represents the second most common reason for doctor visits. Specifically, it is estimated that, at any given time, five million individuals in the U.S. suffer from low back pain. Many of these cases are resolved within three months using non-operative therapies ranging from physical therapy to spinal injections. However, it is estimated that there are approximately 1.4 million people who have failed to improve with non-operative therapies and for whom spine surgery is not recommended. We believe these individuals are candidates for our IDET procedure.

  In addition to our spine products, we offer a proprietary ElectroThermal Arthroscopy System, which treats joint disorders through the application of controlled heat by shrinking soft tissue. The system provides a minimally invasive outpatient treatment option for patients who suffer from joint instability caused by loose or stretched ligaments and whose most viable option is often open surgery. In addition, we believe our system can improve on existing arthroscopic procedures, which may require tissue shrinkage in combination with tissue anchoring, cutting and tissue removal, or ablation. The ElectroThermal Arthroscopy System was launched in March 1997, and we estimate that, as of June 30, 1999, over 1,500 physicians had used our arthroscopy products in approximately 45,000 procedures.

  Approximately 2.2 million arthroscopic procedures were performed in the U.S. in 1998. However, many joint injuries and disorders are still treated using open surgery because, for many of these conditions, arthroscopic techniques are not available, not effective or are difficult to perform. Our products expand arthroscopic treatment options for surgeons treating joint disorders.

  We have a focused sales and marketing team for each of the spine and arthroscopy markets in order to address the different physician groups in these high growth areas. Our sales organizations include direct sales employees complemented by select sales agencies. We have recently entered into an exclusive distribution agreement with DePuy AcroMed, a division of Johnson & Johnson, for the international marketing and sales of our spine products. The marketing platform for both spine and arthroscopy is built on scientific and clinical data and extensive surgeon training programs. The products we currently market have received 510(k) premarket clearance from the FDA, and as of June 30, 1999 we had six issued patents, eight notices of allowance and 40 U.S. and foreign patent applications pending.

                                  The Offering

Common stock offered by ORATEC.......      shares
Common stock to be outstanding after
 the offering........................      shares
Use of proceeds...................... Expanded sales and marketing activities, future product development, repayment of
                                      debt and general corporate purposes. See
                                      "Use of Proceeds."
Proposed Nasdaq National Market sym-
 bol................................. "OTEC"

  This table is based on shares outstanding as of March 31, 1999 and excludes:
(a) 1,838,940 shares that were subject to outstanding options at a weighted average exercise price of $3.13 as of March 31, 1999; (b) 127,745 shares that were issuable upon exercise of outstanding warrants at a weighted average exercise price of $5.48 per share as of March 31, 1999; and (c) an aggregate of 208,831 shares that were available for future issuance under our 1995 stock plan as of March 31, 1999.

                             Summary Financial Data
                     (in thousands, except per share data)

                                                           Three Months Ended
                               Years Ended December 31,         March 31,
                               --------------------------  --------------------
                                1996     1997      1998      1998       1999
                               -------- -------- --------  ---------  ---------
                                                               (unaudited)
Statement of Operations Data:
  Sales......................  $   --   $ 2,600  $ 11,129  $   1,572  $   5,197
  Gross profit...............      --       859     4,563        585      2,368
  Total operating expenses...    2,384    7,857    15,748      2,990      5,295
  Net loss...................   (2,302)  (6,832)  (11,342)    (2,349)    (3,033)
  Pro forma net loss per
   share, basic and diluted
   (unaudited)...............                    $  (1.51)            $   (0.31)
  Shares used in computing
   pro forma net loss per
   share, basic and diluted
   (unaudited)...............                       7,525                 9,673

                                                             March 31, 1999
                                                           --------------------
                                                           Actual   As Adjusted
                                                           -------  -----------
                                                               (unaudited)
Balance Sheet Data:
  Cash, cash equivalents and short term investments....... $15,841    $
  Total assets............................................  25,645
  Long term obligations, net of current portion...........   6,133
  Redeemable convertible preferred stock..................  35,816
  Common stock, additional paid-in capital and accumulated
   deficit................................................ (23,662)

--------

  The as adjusted numbers in the table above are adjusted to give effect to receipt of the net proceeds from the sale of shares of common stock offered by
us at an assumed offering price of $   per share, after deducting the estimated
underwriting discount and commissions and estimated offering expenses payable by us. See also "Use of Proceeds," "Capitalization" and "Underwriting."

  Except as otherwise indicated, all information in this prospectus is based on the following assumptions: (a) the completion of our three for five reverse stock split prior to the completion of this offering, (b) the conversion of each outstanding share of redeemable preferred stock into one share of common stock immediately before the completion of this offering, (c) no exercise of the underwriters' overallotment option, (d) our reincorporation in Delaware before the effectiveness of this offering and (e) the filing of our amended and restated certificate of incorporation upon completion of this offering.

                                  RISK FACTORS

  If you purchase our common stock and become an ORATEC stockholder, you will be subject to risks inherent in our business. Our stock price will fluctuate for many reasons, including how our business performs relative to, among other things, competition, market conditions and general economic and industry conditions. You should carefully consider the following risk factors as well as other information in this prospectus before purchasing our common stock. The risks and uncertainties described below are intended to be the ones that are specific to our company but are not the only ones that we face. Additional risks and uncertainties that generally apply to businesses in our industry or to companies that are going public may also impair our business.

We are a new company operating largely in markets that we are creating, and thus we may fail to gain market acceptance for our products.

  All of our revenues are derived from sales of our spine and arthroscopy systems, neither of which has gained widespread market acceptance. Any failure to gain market acceptance of our products could result in lower sales and profits. We may not develop these markets, as a result of:

  . our failure to train a sufficient number of physicians to create demand for our products;

  . our inability to build and manage effective separate sales teams for either the spine or arthroscopy markets;

  . our dependence on the continued publication of independent clinical data to support the use of our products; and

  . the refusal of payors to authorize insurance reimbursement for procedures using our products.

Our future sales growth substantially depends on the SpineCATH IDET system.

  Because the market for our spine products is new and evolving, we cannot accurately predict either the future growth rate, if any, or the ultimate size of the spine market. Physicians will not use our spine products unless they determine, based on experience, clinical data and recommendations from prominent physicians and mentors, that the SpineCATH IDET system is an effective means of treating spine disorders. In addition, physicians tend to be slow to change their medical treatment practices because of perceived liability risks arising from the use of new spine products and the uncertainty of third party reimbursement for the SpineCATH IDET system.

Physicians and payors may not support the use of our products because there is only limited clinical data to support their effectiveness.

  Our product sales have mainly been to a group of early adopting physicians who are receptive to minimally invasive techniques. Further sales may require us to convince physicians who currently favor existing techniques to switch to our minimally invasive procedures. Many physicians will not purchase our products until there is sufficient, long term clinical evidence to convince them to alter their existing treatment methods. In addition, some payors require the publication of peer reviewed clinical data before authorizing payment. There has been no published clinical data for our spine products. We have been collecting clinical data on patients for only two years for our spine products and three years for our arthroscopy products. Thus, continued publication of positive clinical data and longer term patient follow-up are necessary for us to achieve significant sales growth.

We have a history of losses and may never become profitable.

  Our sales may not continue to grow, and we may not be able to achieve or maintain profitability in the future. We have incurred net losses each year since inception. In particular, we incurred losses of $11.3 million in 1998 and $3.0 million in the three months ended March 31, 1999. As of March 31, 1999, we had an accumulated deficit of approximately $24.0 million. We anticipate that our operating expenses will increase substantially in absolute dollars for the foreseeable future as we expand our sales and marketing, manufacturing, product development and administrative staff.

You may have a difficult time evaluating an investment in our company because we have a limited operating history.

  You can only evaluate our business based on a limited operating history because we began selling arthroscopy products in 1997 and spine products in 1998. This short history may not be adequate to enable you to fully assess our ability to successfully develop our products, achieve market acceptance of our products and respond to competition.

We face significant competition from companies with greater resources than we have and may face additional competition in the future.

  The market for our products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. We compete with many larger companies that enjoy several competitive advantages, including:

  .  established distribution networks;

  .  established relationships with health care providers and payors; and

  . greater resources for product development, sales and marketing and patent litigation.

 Competition in the Arthroscopy Market

  Several larger companies sell products that compete directly with our ElectroThermal Arthroscopy System. For example, ArthroCare Corporation and Mitek, an Ethicon division of Johnson & Johnson, both offer tissue shrinkage products. We also compete in the cutting and tissue removal, or ablation, product market with ArthroCare, Mitek and CONMED Corporation.

 Competition in the Spine Market

  There are numerous treatments for low back pain, including physical therapy, medication and spinal injections. Our IDET procedure is sometimes offered to a patient as an alternative to spine fusion, and thus spine implant companies, such as Sofamor Danek, a division of Medtronic, Sulzer Spine-Tech, Surgical Dynamics, a U.S. Surgical division of Tyco International, DePuy AcroMed, a division of Johnson & Johnson, and Stratec/SYNTHES may be viewed as competitors. We are also aware that Radionics, a privately held medical device company, is marketing a radiofrequency, or RF, probe which is designed for lesioning in the spine. See "Business--Competition."

  These and other large companies may decide to dedicate substantial resources to develop more directly competitive products.

If we do not protect our intellectual property rights, our competitive position may be impaired.

  Our success depends significantly on our ability to protect our proprietary rights to the technologies used in our products. We rely on patent protection, as well as a combination of copyright, trade secret and trademark laws, and nondisclosure and confidentiality agreements and other contractual restrictions to protect our proprietary technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. For example, our patents may be challenged, invalidated or circumvented by third parties. While we have received notices of allowance with respect to some patent claims for our spine products, none of these patents has issued. Our patent applications and the notices of allowance we have received, may not issue as patents in a form that will be advantageous to us. Our patents and applications cover particular aspects of our products and technology. There may be more effective technologies, designs or methods. If the most effective treatment method is not covered by our products or applications, it could have an adverse effect on our sales. If we lose any key personnel, we may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by those former employees. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S. Finally, even if our intellectual property rights are adequately protected, litigation may be necessary to enforce our intellectual property rights, which could result in substantial costs to us and result in a substantial diversion of management attention. If our intellectual property is not adequately protected, our competitors could use the intellectual property that we have developed to enhance their products and compete more directly with which could result in a decrease in our market share.

We may be sued for violating the intellectual property rights of others.

  While we attempt to ensure that our products do not infringe other parties' patents and proprietary rights, our products may infringe. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is, in many cases, not certain. In addition, because patent applications can take many years to issue, there may be applications now pending of which we are unaware, which may later result in issued patents which our products may infringe. There could also be existing patents that one or more of our products may inadvertently be infringing of which we are unaware. As the number of competitors in the markets for minimally invasive treatment of spinal and joint disorders grows, the possibility of a patent infringement claim against us increases.

  There is a substantial amount of litigation over patent and other intellectual property rights in the medical device industry generally and in the spinal and arthroscopy market segments particularly. Infringement and other intellectual property claims, whether with or without merit, can be expensive and time-consuming to litigate and divert management attention from our core business.

  Our spine and arthroscopy products and the methods they employ may be covered by U.S. patents held by our competitors. We have made a careful analysis in consultation with our experts and, based on such analysis, we believe that either such patents or claims are invalid or if valid we do not infringe.

  If the holder of patents brought an infringement action against us, the cost of litigating the claim could be substantial. In addition, if the relevant patent claims were upheld as valid and enforceable and our products were found to infringe the patent, we could be prevented from selling the relevant product unless we could obtain a license from the owner of the patent or were able to redesign our product to avoid infringement. A license may not be available or if available may be on terms unacceptable to us, or we may not be successful in any attempt to redesign our products to avoid any infringement. Modification of our products or development of new products may require us to conduct additional clinical trials for these new or modified products and to revise our filings with the FDA, which is time consuming and expensive. If we were not successful in obtaining a license or redesigning our product, our business could suffer.

If health care providers cannot get reimbursed for the procedures using our products, our sales may decline.

  Physicians, hospitals and other health care providers are unlikely to purchase our products if they do not receive reimbursement from third party payors for the cost of the procedures using our products. Some payors have refused to reimburse for the cost of procedures using our products until peer reviewed clinical data has been published. In addition, even upon the publication of peer reviewed data, a payor still may not reimburse for the procedure. The advent of contracted rates per procedure has also made it difficult to receive reimbursement for disposable products, even if the use of these products improves clinical outcomes. See "Business--Third-Party Reimbursement."

We may be sued in a product liability action.

  We manufacture medical devices that are used on patients in surgery, and we may be subject to a product liability lawsuit. In particular, the market for spine products has a history of product liability litigation. We have reported to the FDA a few instances in which the tip of our SpineCATH catheter broke off in the patient's body as the catheter was being removed after the procedure. We believe that these instances did not result in any negative health effect and were not the result of a product malfunction.

  Any product liability claim brought against us, with or without merit, could result in the increase of our product liability insurance rates or the inability to secure coverage in the future. In addition, we would have to pay any amount awarded by a court in excess of policy limits. Our insurance policies have various exclusions and thus we may be subject to a product liability claim for which we have no insurance coverage, in which case we may have to pay the entire amount of any award. Even in the absence of a claim, our insurance rates may rise in the future to a point where we decide not to carry this insurance. Finally, even a meritless or unsuccessful product liability claim would be time-consuming and expensive to defend and could result in the diversion of management's attention from our core business. See "--Complying with FDA and other regulations is an expensive and time-consuming process, and any failure to comply could result in substantial penalties."

Any failure to build and manage our sales organization may negatively affect our market share and revenues.

  We currently have two separate sales forces, one for each of our spine and arthroscopy product lines, and we rely on a combination of direct sales employees and sales agents to sell each product line in the U.S. We need to expand the spine sales team substantially over the next twelve months to achieve our market share and revenue growth goals. There are significant risks involved in building and managing our spine and arthroscopy sales forces, including:

  . failure to manage the development and growth of two distinct sales forces;

  . failure to adequately train both our employees and our outside sales agents in the use and benefits of our products; and

  . dependence on outside agencies, over which we have limited or no control.

  See "--We may fail to support our anticipated growth in operations." See also "Business--Sales and Marketing."

Any failure in our physician training efforts could significantly reduce product sales.

  It is critical to the success of our sales effort to train a sufficient number of physicians and to provide them adequate instruction in the use of our products. We rely on physicians to spend their time and money to attend our training sessions. If physicians are not properly trained they may misuse or ineffectively use our products. This may result in unsatisfactory patient outcomes, patient injury, negative publicity or lawsuits against us, any of which could have an adverse effect on our product sales.

We may fail to support our anticipated growth in operations.

  To succeed in the implementation of our business strategy, our management team must rapidly execute our sales strategy and further develop products, while managing anticipated growth by implementing effective planning and operating processes. To manage anticipated growth in operations, we must increase our manufacturing and quality assurance staff, expand our sales teams and expand our manufacturing facility. Our systems, procedures and controls may not be adequate to support our expected growth in operations. If we fail to manage our growth effectively, our business could suffer.

We have a sole supplier of generators, and any disruption in supply could result in decreased sales.

  All of the generators we sell are currently manufactured according to our specifications by a sole source third party supplier. We believe there are no other third-party contractors who could readily assume this manufacturing function. Any delay in production of generators could result in our failure to meet customer demand.

We may fail to successfully transition the manufacture of our generators to internal operations.

  We intend to begin manufacturing generators internally in the second half of 1999, but have no experience in manufacturing generators. Any failure to manufacture a sufficient number of generators to keep pace with demand, or any failure to make generators of sufficient quality or at a commercially reasonable cost, will lead to lower than expected generator placements and a corresponding decrease in the sale of disposable products.

Third-party distributors, over whom we have limited control, may fail to sell our products in international markets.

  We intend to rely on third-party distributors, over whom we have limited control, to sell our products in international markets. We have entered into an exclusive agreement with, and are dependent upon, DePuy AcroMed for the marketing and sales of our spine products internationally. We also have exclusive distributor relationships for the sale of our arthroscopy products in some foreign countries.

Complying with FDA and other regulations is an expensive and time-consuming process, and any failure to comply could result in substantial penalties.

  We are subject to a host of federal, state, local and international regulations regarding the manufacture and marketing of our products. In particular, our failure to comply with FDA regulations could result in, among other things, recalls of our products, substantial fines and/or criminal charges against us and our employees. We received returns of approximately 500 TAC probes as a result of a March 1999 product recall, due to a faulty part supplied to us by an outside vendor. No patient complaints or claims were received by us. We informed the FDA about this recall, and the FDA determined that it was not a reportable event as defined under FDA regulations. These regulations require us to report any incident in which our products may have contributed to a death or serious injury, or in which our products malfunctioned in a way that would be likely to contribute to a death or serious injury. See "Business--Government Regulation."

Product introductions or modifications may be delayed or canceled as a result of the FDA regulatory process, which could cause our sales to decline.

  Before we can sell a new medical device in the U.S., we must obtain FDA approval, which can be a lengthy and time-consuming process. To date, all of our products have either received clearances from the FDA through premarket notification under Section 510(k) of the Federal Food, Drug and Cosmetic Act or are exempt from the 510(k) clearance process. We have modified some of our products, but we do not believe these modifications require us to submit new 510(k) applications. However, if the FDA disagrees with us and requires us to submit a new 510(k) application for modifications to our existing products, or if the FDA requires us to go through a lengthier, more rigorous examination than we had expected, our product introductions or modifications could be delayed or canceled, which could cause our sales to decline. In addition, the FDA may determine that future products will require the more costly, lengthy and uncertain premarket approval, or PMA, process. See "Business--Government Regulation."

Off label use of our products could result in substantial penalties.

  510(k) clearance only permits us to market our products for the uses indicated on their labels. We may request additional label indications for our current products, and the FDA may either deny those requests outright, require additional expensive clinical data to support any additional indications or impose limitations on the intended use of any cleared product as a condition of clearance. We received a warning letter from the FDA in April 1999 regarding information on our website which the FDA believed was broadening our label indications. We removed some information from our website and responded that the remaining information was not intended to expand label indications. In addition, our disposable probes have been approved by the FDA for single use, but we are aware that from time to time physicians reuse our disposable products. We have strongly advised physicians against reuse of our products. See "Business--Government Regulation."

Our stock price, like that of many early stage medical technology companies, may be volatile.

  If our future quarterly operating results are below the expectations of securities analysts or investors, the price of our common stock would likely decline. Stock price fluctuations may be exaggerated if the trading volume of our common stock is low. The market price of our common stock may rise and fall in response to:

  . technological or competitive developments;

  . patent litigation or the issuance of patents to us or our competitors;

  . regulatory developments regarding us or our competitors;

  . acquisitions or strategic alliances by us or our competitors;

  . changes in estimates of our financial performance or changes in recommendations by securities analysts; and

  . general market conditions, particularly for companies with small market capitalizations.

  In the past, securities class action litigation has often been brought against a company after a period of volatility in the market price of its stock. Any securities litigation claims brought against us could result in substantial expense and the diversion of management's attention from our core business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."

We may need to raise additional capital in the future.

  We may need to raise additional funds for operations and to execute our business strategy. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. If additional funds are raised through the issuance of debt securities, these securities could have certain rights senior to holders of common stock, and could contain covenants that would restrict our operations. Any additional financing may not be available in amounts or on terms acceptable to us, if at all.

We may acquire technologies or companies in the future, and these acquisitions could result in dilution to our stockholders and disruption of our business.

  We may acquire technologies or companies in the future. Entering into an acquisition could divert management attention. We could fail to assimilate the acquired company and our stockholders could be diluted as a result of an acquisition. We have no current agreements or negotiations underway with respect to any acquisitions.

Any year 2000 problems that our customers experience in their internal systems could result in a delay in product orders or decrease in sales.

  Any year 2000 problems that hospitals or other providers encounter in their ordering and payment systems could result in the delay or cancellation of purchase orders for our products or the delay in payment for our products, any of which could result in a decline in our anticipated sales or cash flow. Any slowdowns in processing insurance claims or pre-certifications for our products or procedures by Medicare or other payors could result in a delay or cancellation of orders or a delay in our collection of accounts receivable.

Our business could suffer if we cannot attract and retain the services of key employees.

  We depend substantially upon the continued service and performance of our existing executive officers. In addition, our success will depend in large part on our ability to attract and retain highly-skilled employees, particularly sales and product development personnel. If one or more of our key employees resigns, the loss of that employee and any resulting loss of existing or potential customers to a competitor could harm our business. If we lose any key personnel, we may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by those former employees.

Our executive officers and directors own a large percentage of our voting stock and could exert significant influence over matters requiring stockholder approval after this offering.

  Immediately after this offering, our executive officers and directors, and their respective affiliates, will continue to own approximately % of our outstanding common stock. Accordingly, these stockholders may, as a practical matter, be able to exert significant influence over matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combinations. This concentration could have the effect of delaying or preventing a change in control.

Our certificate of incorporation, our bylaws and Delaware law contain provisions that could discourage a takeover.

  Provisions of our certificate of incorporation, bylaws and Delaware law may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. See "Management--Board Composition" and "Description of Capital Stock--Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and Bylaws."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus are forward-looking statements. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include those listed under "Risk Factors" in this prospectus.

  In some cases, you can identify forward-looking statements by words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of these and other similar words.

  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                USE OF PROCEEDS

  Our net proceeds from the sale of the   shares of common stock we are
offering are estimated to be $   ($   if the underwriters' over-allotment
option is exercised in full), assuming an offering price of $   per share,
after deducting the estimated underwriting discount and commissions and the estimated offering expenses.

  We estimate the net proceeds from the sale of     shares of common stock in
connection with this offering will be approximately $    based on an assumed
initial public offering price of $    per share. We estimate the net proceeds
will be $    if the underwriters over-allotment option is exercised in full.
We currently intend to use the net proceeds from this offering for expansion of sales and marketing activities, future development of our product lines, repayment of debt and general corporate purposes. We may use a portion of the net proceeds to fund, acquire or invest in complementary businesses or technologies, although we have no present commitments with respect to any acquisition or investment. The amount of cash that we actually expend for any of the described purposes will vary significantly depending on a number of factors, including future sales growth, if any, and the amount of cash we generate from operations. Thus, management will have significant discretion in applying the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds in short term, investment grade, interest bearing securities.

                                DIVIDEND POLICY

  We have never paid dividends on our common stock or preferred stock. We currently intend to retain any future earnings to fund the development of our business. In addition, there is a covenant in one of our loan agreements restricting our ability to pay dividends. Therefore, we do not currently anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

  The following table sets forth the following information:

    . the actual capitalization of ORATEC as of March 31, 1999;

    . the pro forma capitalization of ORATEC, after giving effect to the automatic conversion of all outstanding shares of preferred stock into 7,247,923 shares of common stock; and

    . the as adjusted capitalization, after giving effect to the sale of shares of common stock at an assumed initial public offering price of $ per share in this offering, after deducting the estimated underwriting discount and commissions and estimated offering expenses that ORATEC expects to pay in connection with this offering.

  This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes to the Financial Statements included elsewhere in this prospectus.

                                              March 31, 1999
                                  ---------------------------------------------
                                    Actual        Pro Forma       As Adjusted
                                  -------------  -------------   --------------
                                  (in thousands, except per share data)
                                               (unaudited)
Current portion of long term
 obligations..................... $       1,074          $1,074
                                  =============   =============
Long term obligations............ $       6,133   $       6,133
Redeemable convertible preferred
 stock, par value $0.001 per
 share; 7,440,000 shares
 authorized, actual, 7,247,923
 shares issued and outstanding,
 actual; 5,000,000 shares
 authorized, none issued or
 outstanding, pro forma and as
 adjusted........................        35,816             --
Common stock, par value $0.001
 per share, 11,940,000 shares
 authorized actual, 2,455,186
 shares issued and outstanding,
 actual; 75,000,000 shares
 authorized, pro forma, 9,703,109
 issued and outstanding, pro
 forma; 75,000,000 shares
 authorized, as adjusted,
 shares issued and outstanding,
 as adjusted.....................             2              10
Additional paid-in capital.......           385          36,193
Accumulated deficit..............       (24,049)        (24,049)
                                  -------------   -------------      ---------
Total capitalization............. $      18,287   $      18,287
                                  =============   =============      =========

--------
This table excludes the following shares (in thousands, except per share data):

  . 1,838,940 shares that were issuable upon exercise of outstanding options at a weighted average exercise price of $3.13 per share as of March 31, 1999,

  . 127,745 shares that were issuable upon exercise of outstanding warrants at a weighted average exercise price of $5.48 per share as of March 31, 1999, and

  . an aggregate of 208,831 shares that were available for future issuance under our 1995 Stock Plan as of March 31, 1999. See "Management--Stock Plans" and Note 11 of Notes to Financial Statements.

                                    DILUTION

  The pro forma net tangible book value of our common stock on March 31, 1999 was $ , or $ per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding, assuming the conversion of all outstanding shares of preferred stock into shares of common stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately following this offering. After giving effect to our sale of shares of common stock in this offering and after deducting the estimated underwriting discounts and commissions and our estimated offering expenses, our pro forma net tangible book value as of March 31, 1999 would have been $ or $ per share of common stock. This represents an immediate increase in net tangible book value of $ per share to existing stockholders and an immediate dilution of $ per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share....................... $    $
  Pro forma net tangible book value per share as of March 31, 1999....
  Increase per share attributable to new investors....................
                                                                       ----
  Pro forma net tangible book value per share after the offering......
                                                                            ----
  Dilution per share to new investors.................................      $
                                                                            ====

  The following table summarizes, on a pro forma basis, as of March 31, 1999, the differences between the existing stockholders and new investors with respect to the number of shares of stock purchased from us, the total consideration paid to us, and the average price per share paid.

                                Shares
                              Purchased    Total Consideration
                            -------------- ---------------------   Average Price
                            Number Percent  Amount     Percent       Per Share
                            ------ ------- ---------  ----------   -------------
Existing stockholders......              %  $                    %     $
New investors..............
                             ---    -----   ---------  ----------
  Total....................         100.0%  $               100.0%
                             ===    =====   =========  ==========

  This table excludes the following shares:

    . 1,838,940 shares issuable upon exercise of outstanding options at a weighted average exercise price of $3.13 per share as of March 31, 1999,

    . 127,745 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $5.48 per share as of March 31, 1999, and

    . an aggregate of 208,831 shares available for future issuance under our 1995 Stock Plan as of March 31, 1999. See "Management--Stock Plans" and Note 11 of Notes to Financial Statements.

  If the underwriters' over-allotment option is exercised in full, the following will occur:

    . the number of shares of common stock held by existing stockholders will decrease to approximately % of the total number of shares of our common stock outstanding after this offering; and

    . the number of shares held by new investors will be increased to    or
      approximately % of the total number of shares of our common stock outstanding after this offering.

                            SELECTED FINANCIAL DATA
                     (In thousands, except per share data)

  The following selected financial data should be read in conjunction with the Financial Statements and Notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1996, 1997 and 1998, and the balance sheet data at December 31, 1997 and 1998, are derived from audited financial statements included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1994 and 1995, and the balance sheet data as of December 31, 1994, 1995 and 1996, are derived from audited financial statements not included in this prospectus. The statement of operations data for the three-months ended March 31, 1998 and 1999 and balance sheet data as of March 31, 1999 are derived from unaudited financial statements included elsewhere in this prospectus.

                                                                      Three Months Ended
                                 Years Ended December 31,                  March 31,
                          ------------------------------------------  --------------------
                           1994    1995    1996     1997      1998      1998       1999
                          ------  ------  -------  -------  --------  ---------  ---------
                                                                          (unaudited)
Statement of Operations
 Data:
Sales...................  $  --   $  --   $   --   $ 2,600  $ 11,129  $   1,572  $   5,197
Cost of sales...........     --      --       --     1,741     6,566        987      2,829
                          ------  ------  -------  -------  --------  ---------  ---------
Gross profit............     --      --       --       859     4,563        585      2,368
Operating expenses:
  Research and
   development..........      90     156      878    2,514     4,706        980      1,231
  Sales and marketing...     --      --       561    2,622     8,318      1,512      3,254
  General and
   administrative.......     110     187      945    2,721     2,724        498        810
                          ------  ------  -------  -------  --------  ---------  ---------
    Total operating
     expenses...........     200     343    2,384    7,857    15,748      2,990      5,295
                          ------  ------  -------  -------  --------  ---------  ---------
Loss from operations....    (200)   (343)  (2,384)  (6,998)  (11,185)    (2,405)    (2,927)
Interest income
 (expense), net.........     --        3       82      166      (157)        56       (106)
                          ------  ------  -------  -------  --------  ---------  ---------
Net loss................  $ (200) $ (340) $(2,302) $(6,832) $(11,342) $  (2,349) $  (3,033)
                          ======  ======  =======  =======  ========  =========  =========
Net loss per common
 share, basic and
 diluted................  $(0.20) $(0.17) $ (1.00) $ (2.91) $  (4.72) $  ( 0.99) $   (1.24)
                          ======  ======  =======  =======  ========  =========  =========
Shares used in computing
 net loss per common
 share, basic and
 diluted................   1,015   1,947    2,304    2,347     2,403      2,381      2,438
Pro forma net loss per
 share, basic and
 diluted................                                    $  (1.51)            $   (0.31)
                                                            ========             =========
Shares used in computing
 pro forma net loss per
 share, basic and
 diluted................                                       7,525                 9,673

                                      December 31,                  March 31, 1999
                          ----------------------------------------  --------------
                          1994   1995    1996     1997      1998
                          -----  -----  -------  -------  --------   (unaudited)
Balance Sheet Data:
Cash, cash equivalents
 and short term
 investments............  $   1  $  64  $ 1,778  $ 9,185  $ 15,581     $ 15,841
Working capital.........    (78)   (97)   1,545    8,717    13,997       14,719
Total assets............      1     97    2,593   13,418    24,195       25,645
Long term obligations,
 net of current
 portion................    --      35      221      404     2,702        6,133
Redeemable convertible
 preferred stock........    120    474    4,792   20,324    35,816       35,816
Common stock, additional
 paid-in capital and
 accumulated deficit....   (198)  (536)  (2,838)  (9,646)  (20,746)     (23,662)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview

  ORATEC Interventions is a leader in the development of medical devices that use controlled thermal energy to treat spine and joint disorders. From inception in 1993 until February 1997, our operations consisted primarily of various start-up activities, including development of technologies central to our business, recruiting personnel and raising capital. In December 1995 we gained FDA clearance for our first product, our TAC probe for the treatment of joint disorders. In March 1997, after 18 months of funding scientific and clinical studies, we formally launched this product at the American Academy of Orthopedic Surgeons convention. We received FDA clearance for our SpineCATH product in March 1998 and formally launched this product at the North American Spine Society, or NASS, conference in October 1998.

  All of our revenues are generated from the sales of our spine and arthroscopy products. For the three months ended March 31, 1999, 93% of our total sales were derived from our disposable spine catheters and arthroscopy probes and 7% were derived from sales of generators and accessories. We incurred net losses of approximately $11.3 million in 1998 and $3.0 million during the three months ended March 31, 1999. As of March 31, 1999, we had an accumulated deficit of $24.0 million.

  For the quarter ended March 31, 1999, approximately 56% of our U.S. sales was generated by our direct sales employees and the remainder of our revenues was generated by independent sales agencies. These sales agencies do not purchase our products, but are paid a commission at the time they generate a product sale. We intend to continue building our direct sales force, and expect that in the future an increasing percentage of U.S. sales will be generated by our direct sales employees.

  In the quarter ended March 31, 1999, only 1% of our revenues was derived from sales of products in markets outside the U.S., and we do not expect international sales to increase significantly in the near future. In international markets, we expect to rely exclusively on third-party distributors. Our gross margins on sales through international third-party distributors are less than our gross margins on U.S. sales as a result of price discounts. In addition, we have limited or no control over the sales efforts of these third-party distributors.

  We recognize revenue upon shipment of products to customers, and in some cases when inventory provided to customers has been used at their facilities as evidenced by receipt of a purchase order. Our return policy allows customers to return unopened products up to 90 days after a sale. To date, returns have been insignificant. As is common in the arthroscopy market, we have retained title to the majority of arthroscopy generators, which we have placed with customers for their use with our disposable arthroscopy probes. In connection with the market launch of our spine products, we have been placing spine generators with customers for a demonstration period, after which we intend to convert these placements to sales. We have limited experience in selling the spine generators and may not be able to achieve spine generator sales for all placements.

  Our early product sales have mainly been to a group of early adopting physicians who are receptive to minimally invasive techniques. As we gain market share, our opportunity for further market penetration may slow and require additional sales efforts, longer term supporting clinical data and further training, in order to convince physicians who currently favor open surgery or other treatment alternatives to switch to our minimally invasive procedures.

  The medical device market is litigious and we may become a party to product liability or patent proceedings. The costs of such lawsuits may be material and could have an effect on our earnings. If we were to lose a patent lawsuit we may be forced to stop sales of affected products or to pay royalties which could have a negative effect on our results of operations.

  Our future growth depends on expanding our current markets and finding new high growth markets in which we can leverage our core technologies of applying thermal energy to treat soft tissue disorders. To the extent any current or additional markets do not materialize in accordance with our expectations, our revenues could be lower than expected.

Results of Operations

 Three Months Ended March 31, 1999 and 1998

  Sales

  Overall sales increased 231% to $5.2 million for the three months ended March 31, 1999 from $1.6 million for the three months ended March 31, 1998, as a result of the commercial launch of our spine products and increased sales of our arthroscopy products.

  Sales of spine products were $1.5 million for the three months ended March 31, 1999. These sales followed the commercial launch of our SpineCATH product in October 1998 and training of spine specialists in the use of the product.

  Sales of our arthroscopy products increased 134% to $3.7 million for the three months ended March 31, 1999 from $1.6 million for the three months ended March 31, 1998. This increase in revenues was due primarily to higher unit sales of our TAC probes due to an increase in the number of physicians trained, as well as the introduction of new products and expanded applications for our existing products.

  Cost of sales

  Cost of sales increased by 187%, to $2.8 million for the three months ended March 31, 1999 from $1.0 million for the three months ended March 31, 1998. Cost of sales consists of material, labor and overhead costs, as well as depreciation on generators placed with customers for their use with our disposable probes. The growth in cost of sales was attributable primarily to the significant expansion of our manufacturing function, increased costs associated with additional product shipments, and depreciation charges on a larger number of generators placed with customers. For the quarter ended March 31, 1999, gross margins expanded to 46% from 37% for the quarter ended March 31, 1998 due to the increased leverage of higher sales over our manufacturing and depreciation costs.

  Research and development expenses

  Research and development expenses increased 26% to $1.2 million for the three months ended March 31, 1999 from $1.0 million for the three months ended March 31, 1998. This increase was attributable to increased headcount, new product development, the expansion of our intellectual property rights and additional clinical studies. Research and development expenses consist of costs related to our research and development, regulatory, quality assurance and patent functions, as well as costs associated with scientific and clinical studies. Research and development expenses were 24% of sales during the three months ended March 31, 1999. We expect to continue to make substantial investments in research and development and anticipate that research expenses will continue to increase in absolute dollars.

  Sales and marketing expenses

  Sales and marketing expenses increased 115% to $3.3 million for the three months ended March 31, 1999 from $1.5 million for the three months ended March 31, 1998. This increase reflected significantly increased personnel in both the spine and arthroscopy direct sales forces and the reimbursement group, as well as higher total commission expenses from increased unit sales. Sales and marketing expenses consist primarily of costs for sales, marketing and reimbursement staff, sales commissions, medical conference participation and physician training programs. Sales and marketing expenses were 63% of sales during the three months ended March 31, 1999. We anticipate that sales and marketing expenses will increase in absolute dollars as we continue to develop our sales forces and expand our physician training programs.

  General and administrative expenses

  General and administrative expenses increased 63% to $810,000 for the three months ended March 31, 1999 from $498,000 for the three months ended March 31, 1998. This increase was due primarily to the addition of finance personnel and reserves for accounts receivable related to higher sales levels. General and administrative expenses consist primarily of personnel costs, professional service fees and general corporate expenses. General and administrative expenses were 16% of sales during the three months ended March 31, 1999. We expect general and administrative expenses to increase in absolute dollars as we add personnel and incur additional expenses related to our operation as a public company.

 Interest and other income (expense), net

  Net interest and other expense was $106,000 for the three months ended March 31, 1999 and net interest and other income was $56,000 for the three months ended March 31, 1998. The increase in overall interest expense was primarily attributable to significantly increased debt balances outstanding as we obtained equipment and other loans to fund operations during 1998. Net interest and other income (expense) is comprised primarily of interest earned on short term investments, offset by interest expense on equipment and debt obligations.

Quarterly Results of Operations

  The following table sets forth our operating results for each of the five quarters in the period ended March 31, 1999. This data has been derived from unaudited financial statements that, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information when read in conjunction with our annual audited financial statements and notes thereto appearing elsewhere in this prospectus. These operating results are not necessarily indicative of results for any future period.

                                              Quarter Ended
                              ------------------------------------------------
                              Mar. 31,  June 30,  Sept. 30, Dec. 31,  Mar. 31,
                                1998      1998      1998      1998      1999
                              --------  --------  --------- --------  --------
                                        (in thousands, unaudited)
Sales........................ $ 1,572   $ 2,535    $ 2,782  $ 4,240   $ 5,197
Cost of sales................     987     1,368      1,867    2,344     2,829
                              -------   -------    -------  -------   -------
Gross profit.................     585     1,167        915    1,896     2,368
Gross margin.................      37%       46%        33%      45%       46%
Operating expenses:
  Research and development...     980     1,113      1,227    1,386     1,231
  Sales and marketing........   1,512     1,879      2,284    2,643     3,254
  General and
   administrative............     498       694        832      700       810
                              -------   -------    -------  -------   -------
    Total operating
     expenses................   2,990     3,686      4,343    4,729     5,295
                              -------   -------    -------  -------   -------
Loss from operations.........  (2,405)   (2,519)    (3,428)  (2,833)   (2,927)
Interest and other income
 (expense), net..............      56        68        (43)    (238)     (106)
                              -------   -------    -------  -------   -------
Net loss..................... $(2,349)  $(2,451)   $(3,471) $(3,071)  $(3,033)
                              =======   =======    =======  =======   =======

  We have historically experienced seasonal fluctuations in our sales of arthroscopy products. Sales of our arthroscopy products tend to flatten or decrease during the summer months when people often defer elective surgeries until the fall. In addition, sales of arthroscopy products tend to increase in the last quarter of the year as individuals seek to use health plan coverage before the end of the insurance year.

  For the quarter ended December 31, 1998, our revenues increased 52% to $4.2 million from $2.8 million for the quarter ended September 30, 1998 as a result of the commercial launch of our spine products and the seasonal strength of arthroscopy sales in the fourth quarter. This growth continued in the next quarter, with an increase of 23% in revenues during the quarter ended March 31, 1999 as a result of increased sales of our spine products. We expect spine sales to continue to account for a growing percentage of total sales for the foreseeable future.

  Gross margin percentage tended to increase over the five quarter period ending March 31, 1999 as a result of the formal launch of our products and the leveraging of these sales over our manufacturing cost base. We expect gross margin to flatten or decline along with any leveling or decline in sales growth. There was a decline in gross margin percentage in the quarter ended September 30, 1998 due to a major investment in manufacturing infrastructure and personnel to accommodate an expected increase in product demand.

  The total number of our employees grew from 59 at December 31, 1997 to 162 at June 30, 1999. As a result of the growth in the number of employees in our sales and marketing, manufacturing, research and development, and general and administrative organizations, all of the related operational expenses have generally tended to increase on a quarter-to-quarter basis. Additionally, the increased product sales on a quarter-to-quarter basis have caused commission expenses paid to both employees and sales agents to increase. We have also increased spending on clinical studies, physician training, medical conferences and outside development costs during this five quarter period.

  We believe that period-to-period comparisons of our operating results are not necessarily meaningful. You should not rely on them to predict future performance. The amount and timing of our operating expenses may fluctuate significantly in the future as a result of a variety of factors. We face a number of risks and uncertainties encountered by early stage companies, particularly those in rapidly evolving markets such as the medical device industry. In addition, although we have experienced revenue growth recently, such revenue growth may not continue, and we may not achieve or maintain profitability in the future.

  Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter due to a number of factors, some of which are outside of our control. These factors include, but are not limited to:

  . the timing of training physicians in the use of our products;

  . the timing of publication of supporting clinical data;

  . delays in obtaining pre-certification for insurance reimbursement from payors;

  . the introduction of new products by us or our competitors;

  . possible intellectual property litigation;

  . changes in our pricing policies or those of our competitors or customers;

  . delays in introducing new products;

  . timing of regulatory approvals or other FDA action; and

  . delays in product orders or payment as a result of our customers' or payors' year 2000 problems.

  Most of our expenses, such as employee compensation and lease payments for facilities and equipment, are relatively fixed. In addition, our expense levels are based, in part, on our expectations regarding future sales. As a result, any shortfall in sales relative to our expectations could cause significant changes in our operating results from quarter-to-quarter.

Years Ended December 31, 1998, 1997 and 1996

  Sales

  Sales increased by 328% to $11.1 million in 1998 from $2.6 million in 1997. We formally launched our spine products during the fourth quarter of 1998, and sales of these products were $1.2 million in 1998. Sales of our arthroscopy products increased 280% to $9.9 million in 1998 from $2.6 million in 1997. This increase in arthroscopy sales was due primarily to increased unit shipments to an increased number of physicians who were trained in the use of our products and the higher level of staffing and overall effectiveness of the direct sales force in 1998. There were no sales of any products in 1996.

  Cost of sales

  Cost of sales increased by 277% to $6.6 million in 1998 from $1.7 million in 1997. The growth in cost of sales was attributable primarily to higher material, labor and overhead costs on increased unit shipments, higher depreciation costs for generators placed with customers and additional manufacturing and other support personnel.

  Research and development expenses

  Research and development expenses increased 87% to $4.7 million in 1998 from $2.5 million in 1997, and increased 186% in 1997 from $878,000 in 1996. These increases were attributable primarily to increased headcount in all functional areas of research and development, including product development and regulatory compliance, as well as increased numbers of clinical studies and payments to outside contractors for the development of generators.

  Sales and marketing expenses

  Sales and marketing expenses increased 217% to $8.3 million in 1998 from $2.6 million in 1997, and increased 367% in 1997 from $561,000 in 1996. This increase reflected increased headcount expenses as we developed a direct field sales force in each of the spine and arthroscopy markets, as well as greater spending for physician training, medical conferences and higher commission expenses on an increased number of product shipments.

  General and administrative expenses

  General and administrative expenses remained constant at $2.7 million in 1998 compared with 1997, but increased 188% in 1997 from $945,000 in 1996. The increase from 1996 to 1997 was due primarily to hiring and relocating executive officers.

  Interest and other income (expense), net

  Net interest and other expense was $157,000 in 1998. Net interest and other income was $166,000 in 1997 and $82,000 in 1996. The year-to-year changes resulted from earnings on short term investment balances, which varied as a result of the timing of our private placement financings, and increased interest expense as a result of our drawdown of debt.

  Income Taxes

  As of December 31, 1998, we had net operating loss carryforwards of approximately $20.0 million for federal and $6.4 million for California income tax purposes. We also had research and development credit carryforwards of $200,000 for federal income tax purposes. The net operating loss and credit carryforwards will expire at various dates beginning in 2009 through 2018, if not utilized. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change limitations of the Internal Revenue Service Code of 1986. The annual limitation may result in the expiration of the net operating losses before utilization. See Note 12 of Notes to Financial Statements.

Liquidity and Capital Resources

  From inception through March 31, 1999, we financed our operations primarily through private sales, net of expenses, of $35.8 million of redeemable convertible preferred stock. To a lesser extent, we also financed our operations through equipment financing and other loans, which totaled $8.4 million in principal outstanding at March 31, 1999. As of March 31, 1999, we had $11.7 million of cash and cash equivalents, $4.1 million of short term investments and $14.7 million of working capital.

  Net cash used for operating activities was $3.0 million in the three months ended March 31, 1999, $9.3 million in 1998, $6.2 million in 1997 and $2.3 million in 1996. Cash used for operating activities was attributable primarily to net losses after adjustment for non-cash depreciation and amortization charges and increases in accounts receivable and inventory, offset in part by increases in accounts payable, accrued compensation and other accrued liabilities.

  Net cash used for investing activities was $833,000 in the three months ended March 31, 1999, $4.0 million in 1998, $5.3 million in 1997 and $1.2 million in 1996. For each of these periods, cash used in investing activities reflected purchases of property and equipment and net purchases of short term investments.

  Net cash provided by financing activities was $4.0 million in the three months ended March 31, 1999, $19.4 million in 1998, $15.8 million in 1997 and $4.7 million in 1996. Cash provided during these periods was attributable to proceeds from the issuance of stock and debt obligations.

  As of March 31, 1999, our principal debt and other commitments consisted of $3.2 million outstanding under our equipment loans, $1.2 million under our accounts receivable credit line, $4.0 million under our subordinated debt facility and amounts payable under various operating leases. As of March 31, 1999, we had a commitment to purchase generators in the amount of $2.4 million from a third party supplier. We expect to increase capital expenditures consistent with our anticipated growth in manufacturing, infrastructure and personnel. We also may increase our capital expenditures as we expand our product lines or invest to address new markets.

  As of March 31, 1999, we had available debt facilities totaling $1.6 million, of which $324,000 was available under an equipment loan and $1.3 million was available under an asset-based line of credit. Some of our loan agreements require the lenders' consent before we can incur additional debt. One of our loan agreements contains financial covenants including a maximum debt to tangible net worth ratio of 2:1. We received a waiver from the lender for our failure to comply with all of these financial covenants during the third quarter of 1998.

  We believe that the net proceeds from this offering, together with our current cash and investment balances and cash generated from operations, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 18 months. If existing cash and cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities or obtain an additional credit facility. The sale of additional equity or convertible debt securities could result in dilution to our stockholders. If additional funds are raised through the issuance of debt securities, these securities could have certain rights senior to holders of common stock, and could contain covenants that would restrict our operations. Any additional financing may not be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to reduce the scope of our planned product development and marketing efforts, which could harm our results of operations and financial condition.

Year 2000 Readiness

  Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish between twentieth and twenty-first century dates. This may result in software failures or the creation of erroneous results.

  Our products are not date-sensitive, and therefore they are not affected by year 2000 issues. We are in the process of testing all of our internal systems for year 2000 compliance and anticipate completing this process in the third quarter of 1999. We have purchased almost all of our internal systems within the last three years, and we have not discovered, and do not expect, material year 2000 problems.

  We have contacted all of our major suppliers, and service and system providers. They have assured us that their products and operations are year 2000 compliant or will be compliant by 2000. Despite our testing and assurances from developers of software used in our operations, our business may be disrupted by year 2000 problems.

  We do not have any information concerning the year 2000 compliance status of hospitals or other providers or the payors who reimburse those providers for our procedures and products. Any year 2000 compliance problems that providers or payors encounter in their internal systems could result in the delay or cancellation of purchase orders for our products or the delay in payment for our products. These delays could cause significant declines in sales in 2000 and longer accounts receivable collection cycles.

  To date, expenses related to year 2000 compliance have not been and are not expected to be material. We have not yet fully developed a contingency plan to address situations that may result if we are unable to achieve year 2000 readiness of our critical operations, but we intend to have a contingency plan in place in the fourth quarter of 1999. Finally, we are also subject to external forces that might generally affect industry and commerce, such as year 2000 compliance failures by utility or transportation companies and related service interruptions.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  Our exposure to interest rate risk at December 31, 1998 related to our investment portfolio and our borrowings. Fixed rate investments and borrowings may have their fair market value adversely impacted from changes in interest rates. Floating rate investments may produce less income than expected if interest rates fall, and floating rate borrowings will lead to additional interest expense if interest rates increase. Due in part to these factors, our future investment income may fall short of expectations, and our interest expense may be above our expectations due to changes in U.S. interest rates. Further, we may suffer losses in investment principal if we are forced to sell securities which have declined in market value due to changes in interest rates.

  We invest our excess cash in debt instruments of the U.S. government and its agencies, and in high quality corporate issuers. The average contractual duration of all of our investments in 1998 was approximately two months. Due to the short term nature of these investments, we have assessed that there is no material exposure to interest rate risk arising from our investments.

  We enter into loan arrangements with banks and financial institutions when available on favorable terms. At December 31, 1998, we had bank borrowings of $1.2 million outstanding, which bear interest at 1% above the prime rate and are repayable in June 1999. We have determined that there is no material exposure to interest rate risk arising from these borrowings.

                                    BUSINESS

Overview

  ORATEC Interventions is a leader in the development of medical devices that use controlled thermal energy to treat spine and joint disorders. We currently market two minimally invasive systems, the SpineCATH Intradiscal ElectroThermal Therapy, or IDET, system and the ElectroThermal Arthroscopy System. These proprietary systems deliver heat to shrink and repair damaged or stretched tissue.

  Our SpineCATH IDET system is a minimally invasive treatment for low back pain caused by degenerative disc disease. The SpineCATH IDET system enables physicians to navigate a self-guiding catheter within a spinal disc to the location of damaged tissue and apply heat to tighten and stiffen the disc wall. We believe IDET is a new and effective solution for many patients facing few options to treat their chronic discogenic pain.

  Our ElectroThermal Arthroscopy System is a minimally invasive treatment for joint disorders. Our proprietary tissue temperature control technology enables physicians to treat damaged tissue in joints by shrinking tissue. We believe that this minimally invasive treatment not only complements existing arthroscopic procedures, but is a viable alternative to many open surgical procedures.

  All of the products we currently market have received 510(k) clearance from the FDA, and as of June 30, 1999 we had six issued patents, eight notices of allowance and 40 U.S. and foreign patent applications.

Spine Market Opportunity

  The treatment of back pain costs the U.S. health care system more than any other health problem and represents the second most common reason for doctor visits. It is estimated that at any given time, five million individuals in the U.S. suffer from pain in the lumbar region, commonly known as low back pain. The prescribed treatment for low back pain depends on the severity and duration of the pain and the success or failure of non-operative therapies. Non-operative therapies include bed rest, medication, lifestyle modification, exercise, physical therapy, chiropractic care and steroid injections. It has been estimated that physicians are able to effectively treat most low back pain cases within three months using non-operative therapies. However, it is estimated that there are approximately 1.4 million people in the U.S. for whom non-operative therapies have not been successful and for whom spine surgery is not recommended. We believe these individuals are candidates for our IDET procedure.

 Spinal Anatomy and Back Pain

  The spinal column is segmented into 24 separate bones called vertebrae that are connected together to permit a normal range of motion, including forward, backward, lateral and twisting movement. The spinal cord, the body's central nerve column, is enclosed within the spinal column.

  [SPINE DIAGRAM INDICATING THE THREE REGIONS OF THE SPINE, INCLUDING CERVICAL, THORACIC AND LUMBAR.]

  Between each vertebra of the spine is a disc which allows for flexible movement between the vertebra. Discs act as shock absorbers that protect the spinal column during normal activities. Each disc consists of a "jelly-like" internal mass, known as the nucleus. The layered fibrous wall, known as the annulus, which surrounds the nucleus is composed primarily of collagen. In a healthy spine, the nucleus is elastic and is surrounded by a strong disc wall which allows the vertebra to be well supported and move normally.

  Everyday motion of our backs causes repeated stress on the spine. Over time, and after repeated stress, the wall of the disc may weaken and develop cracks and fissures. This condition is known as degenerative disc disease. The cracks and fissures may allow the nucleus to seep into the disc wall, which can sensitize nerve fibers and cause severe back pain. In addition, small blood vessels and tiny nerve fibers grow into the fissures, causing ongoing pain. The weakened disc wall may also bulge or rupture under the pressure of the seeping nucleus, resulting in a disc herniation. This bulging or rupturing of the disc can injure the spinal nerve roots causing leg and hip pain, also known as sciatica.

[DIAGRAMS OF SEVERAL VERTEBRA AND AN ENLARGED PHOTO OF A DEGENERATING DISC]

 Existing Surgical Alternatives

  Spine surgery is highly invasive and complex due to the proximity of major muscle groups, nerves, blood vessels and organs. The spinal cord, branching nerves and major muscle groups surround the rear portion of the spine, while blood vessels, nerves and organs surround the front portion of the spine. Discectomies, which involve the removal of a portion of the affected disc tissue, are the most commonly performed surgical treatment to treat severe leg pain caused by disc herniation. However, for patients suffering from chronic back pain caused by degenerative disc disease, spine fusion is the most viable surgical treatment option.

  Spine fusion involves the fusing together of adjoining vertebrae in cases where the patient has advanced disc degeneration or spine instability. This invasive procedure involves a surgical incision in the patient's back or abdomen. Fusions frequently require the removal of the affected disc material and the surgical attachment of a metal implant or a spine fusion cage to join the two surrounding vertebrae. In addition, this procedure often involves a second incision to remove bone from the patient's hip for implantation as a bone graft for insertion into the disc space.

  The operating time for low back spine fusion surgeries utilizing metal implants and spine cages averages over three hours with a post-operative hospital stay for the patient which averages over four days. The patient also generally requires significant post-operative pain medication. While the cost of these procedures varies widely, we estimate that the total cost of most spine fusion surgeries is approximately $45,000.

  We estimate that approximately 170,000 low back pain sufferers in the U.S. undergo spine fusion surgery annually. Only a small percentage of patients with chronic low back pain actually undergo spine fusion because it is permanent and highly invasive. In addition, clinical data has indicated that spine fusion often causes further deterioration of the discs on either side of the fusion site and only reduces pain in approximately 60% of patients treated. Further, there are spine disorders for which spine fusion is not the medically indicated treatment. We believe that the overall invasiveness of available therapies, as well as the uncertainty of the alleviation of pain, leads many patients to defer surgery and continue to live with their chronic pain.

The ORATEC Catheter-Based Spine Solution

  Our SpineCATH Intradiscal ElectroThermal Therapy, or IDET, system offers a minimally invasive outpatient alternative to patients suffering from chronic low back pain caused by degenerative disc disease.

 The Procedure

  The SpineCATH IDET system uses thermal energy technology to treat the degenerated disc wall in a minimally invasive manner. The procedure begins with the insertion of our proprietary single use SpineCATH catheter through an introducer needle into the center of the disc. As the surgeon inserts the catheter into the spine, the catheter guides itself along the disc wall. The position of the catheter is confirmed by the physician using real time X-rays. The physician begins to treat the disc by applying controlled levels of heat to the disc wall. In response to the application of heat, the collagen in the disc shrinks, causing the wall to contract and thicken. We believe that the application of heat during the procedure desensitizes nerve fibers and that following the procedure the contracted collagen acts as a scaffold which supports the growth of new collagen, stiffening and repairing the disc wall. In contrast to spine surgery, our procedure does not remove or destroy disc tissue.

  [DIAGRAM OF THE SPINECATH IN THE DISC]

  IDET is performed in an outpatient setting using local anesthesia and mild sedation. The patient is responsive during the procedure to enable the physician to closely monitor his or her condition. Depending on the condition of the disc, the procedure may require the insertion of more than one catheter for more complete treatment of the affected area of the disc wall. Multiple discs may be treated in a single IDET procedure. Once the therapy is completed, the catheter and needle are removed and an antibiotic is injected into the disc to prevent infection. The patient is sent home with a bandaid over the needle insertion site. The procedure costs approximately $8,000.

  We believe the disc generally takes from three to four months to heal following the procedure. During this period, the patient must exercise caution in the amount of stress the treated disc endures and is often advised by the physician to wear back support for the first six weeks and to adhere to activity and physical rehabilitation guidelines.

  Benefits of IDET

  Clinical experience to date has indicated that IDET has the following benefits:

  . Minimally invasive treatment option: With the IDET procedure, patients suffering from chronic low back pain have a new, minimally invasive alternative if non-operative therapies have failed. IDET treats the affected area of a specific disc in the lower back without the removal or destruction of tissue or the permanent alteration of spinal anatomy associated with conventional surgical treatments. Our procedure can be repeated and does not preclude physicians from subsequently prescribing more invasive surgical alternatives in the future.

  . IDET may be reparative: Clinical results indicate that the IDET enables physicians to apply controlled levels of heat to the disc wall causing the collagen in the disc wall to contract and thicken. We believe the contracted collagen, heated during the IDET procedure, acts as a scaffold for the growth of new collagen, stiffening and repairing the disc wall. Scientific studies are currently underway to investigate the healing process following the IDET therapy.

  . Significant reduction in reported patient pain levels and improvement in overall quality of life: Clinical data has indicated that 60%-85% of patients treated with IDET report a significant reduction in pain and a significant improvement in physical function, as measured by the Visual Analog Scale, or VAS pain score system and the SF-36 patient outcomes questionnaire. IDET benefits also include increased sitting tolerance and ability to return to work. Over 70% of patients report that they reduced or eliminated their intake of pain medication following the IDET procedure.

  . Significant decrease in overall time and cost: IDET takes approximately one hour to perform in an outpatient setting under local anesthesia. In contrast, spine fusions are inpatient procedures performed under general anesthesia, cost significantly more than the IDET procedure, require a prolonged hospital stay and may result in post-operative complications.

Arthroscopy Market Opportunity

  Arthroscopy is the minimally invasive treatment of joint tissue assisted with a miniaturized camera, or arthroscope. Approximately 2.2 million arthroscopic procedures were performed in the U.S. in 1998. We believe the number of arthroscopic procedures is growing due to technological advancements, physician and patient demand for less invasive procedures, the increasing incidence of joint injuries caused by a greater emphasis on physical fitness, and an aging population.

  While we believe that shoulder arthroscopy is the fastest-growing portion of the market, with 450,000 procedures performed last year, knee arthroscopy continues to represent the greatest number of arthroscopic procedures, accounting for approximately 1.5 million of arthroscopic procedures performed in 1998. In addition, there were approximately 250,000 elbow, ankle, wrist and hip joint arthroscopic procedures performed last year.

 Joint Anatomy and Soft Tissue Disorders

  Human joints are formed at the juncture of two or more bones and permit motion of the otherwise rigid human skeleton. The bones of the joints are joined by ligaments and separated by cartilage. The cartilage in the joints acts as a cushion and the ligaments work to stabilize the joints when they are stressed. As a result of injury or repetitive motion, soft tissue of the ligaments and cartilage can be damaged, become worn and begin to stretch, loosen or tear. This tissue damage can result in a wide range of joint disorders from joint instability to severe ligament tears.

 Existing Surgical Alternatives

  Many joint injuries and disorders, including loose shoulder ligaments, severe ankle sprains and torn and stretched knee ligaments, are treated using open surgery. Open surgery involves large incisions, a prolonged hospital stay, extensive rehabilitation over an extended recovery period and high overall costs. Many of these conditions are not treated arthroscopically either because arthroscopic techniques are not available, not effective, or are too difficult to perform.

  Arthroscopic surgery allows surgeons direct access to and a magnified view of most areas of the joint through several small incisions. Electrosurgical tools currently used in arthroscopic procedures are capable of cutting and ablating soft tissue utilizing a power output control mechanism. However, existing tools lack a tissue temperature feedback mechanism which allows physicians to monitor tissue temperature within an optimal temperature range. As a result, we believe these tools cannot be used to effectively shrink soft tissue. The invasiveness of open surgical procedures and the lack of effective arthroscopic shrinkage technology has led many patients to elect to live with their condition until pain or loss of motion becomes unmanageable.

The ORATEC Temperature Control Arthroscopy Solution

  Our ElectroThermal Arthroscopy System for tissue shrinkage offers a minimally invasive alternative to some procedures that can only be performed with either open surgery or much more technically demanding arthroscopic procedures. In addition, we believe we can enhance patient outcomes by adding our shrinkage tools to many currently available arthroscopic procedures.

 The Procedure

  Our ElectroThermal Arthroscopy System utilizes the TAC probe, a single use device which applies heat to soft tissue in the joints utilizing our proprietary temperature control system. The procedure begins with the insertion of several small tubes into the joint. An irrigant is then flushed through the joint to permit clear visualization through the arthroscope and expand the space in the joint for the surgical procedure. The surgeon inserts the TAC probe into the joint and begins to paint the surface of the tissue with the tip of the probe, controlling the energy level and monitoring tissue temperature. In response to the application of heat, the collagen in the tissue of the joints shrinks and tightens. Our procedure is usually performed under general anesthesia, and the patient is sent home the same day with the joint immobilized by a brace or a sling. The post-operative healing period can extend to four months.

 Benefits of the ElectroThermal Arthroscopy System

  Clinical experience to date has indicated that our ElectroThermal Arthroscopy System has the following benefits:

  . Superior treatment option: Existing arthroscopic procedures do not allow physicians to effectively monitor the temperature of the treated tissue. Our proprietary temperature control feature allows physicians to effectively shrink tissue by heating it to an optimal temperature range.

  . Minimally invasive solution: The ElectroThermal Arthroscopy System offers physicians a minimally invasive alternative for patients who might otherwise avoid or delay open surgery. Compared to patients who undergo open procedures, clinical data indicates that patients treated with our products require significantly less post-operative pain medication, experience a decreased risk of post-operative recovery complications and require less extensive rehabilitation. Open surgical treatments require large incisions and often result in a loss of range of motion and reduced athletic function.

  . Improvement of existing arthroscopic procedures: By combining our shrinkage technology with other arthroscopic tools, physicians can more completely treat certain joint disorders. For example, in connection with the arthroscopic repair of a torn ligament, the application of our shrinkage technology can improve patient outcomes by tightening the joint tissue after the tear is repaired.

  . Significant decrease in overall cost and time: For physicians, our products offer a much less technically complex procedure than open surgery and significantly reduced operating time. For patients, our procedures cost significantly less than comparable open surgical procedures and allow them to leave the hospital within two hours of the procedure as compared to open surgery which requires hospitalization.

Business Strategy

  Our strategy is to be the leading provider of minimally invasive devices for the treatment of chronic back pain and joint injuries and disorders. The key elements of our strategy include:

  Target Large and Growing Markets. We target the spine and arthroscopy markets, two of the fastest growing segments of the medical device industry. In 1998, these segments represented U.S. product sales in excess of $1 billion.

  Provide Proprietary Minimally Invasive Techniques to Meet Unmet Medical Needs. We focus on providing proprietary minimally invasive products to overcome the limitations of existing treatment options, which can be highly invasive and expensive and can result in sub-optimal patient outcomes.

  Maintain Technology Leadership in Target Markets. We have an aggressive product development program designed to enhance our current products and develop new products for our target markets. Our ongoing focus will be to design products that improve patient outcomes, simplify techniques, shorten procedure and rehabilitation time and reduce costs.

  Expand Clinical Leadership to Promote Use of Our Products. We will continue to make substantial investments in the development of scientific and clinical research to support market acceptance of our innovative minimally invasive therapies. We have established strong relationships with leading physicians and have developed an extensive physician training and education program.

  Establish Sales Leadership. We are investing in, and marketing our products through, separate spine and arthroscopy sales forces. In the U.S. market, we have direct sales employees in most major markets and sales agents elsewhere. We also provide reimbursement support for our customers. Internationally, we use distributors to market our arthroscopy products and have an exclusive distribution agreement with DePuy Acromed for the sale of our spine products.

Technology

  Our proprietary SpineCATH IDET system and ElectroThermal Arthroscopy System apply temperature-controlled thermal energy to achieve controlled contraction of soft tissue. Collagen, the fibrous tissue that composes all human ligaments, tendons and connective tissue, reacts to heat by shrinking. At optimal temperatures, collagen fibers shrink, yet the mechanical and structural integrity of the collagen is preserved so that it grows back in a reparative way, as opposed to charring or forming scar tissue. Heating the tissue above this range damages the collagen, making it weak and preventing optimal growth of new collagen. Our SpineCATH IDET system utilizes our proprietary technology to control the temperature of the catheter. The ElectroThermal Arthroscopy System includes the only products in the market that monitor tissue temperature. We believe our systems result in safer and more effective treatments than competing technologies.

 Technology--SpineCATH IDET

  Our IDET system is based on the application of resistive heat, which is thermal energy generated by an electric heating coil. This resistive heat is delivered through a proprietary self-guiding spine catheter to achieve controlled contraction of collagen in the affected areas of the spinal disc. The thermal delivery system is a five-centimeter heating tip at the end of the catheter. The tip of the catheter contains a thermal monitoring mechanism, which continually measures and relays catheter temperature back to the energy source, the generator. Our research indicates that the optimal heating protocol for many procedures requires a 65(degrees)C initial catheter temperature, which then rises one degree every 30 seconds for 17 minutes until the temperature of the catheter reaches 90(degrees)C, where it remains for four additional minutes. Our temperature feedback mechanism enables the generator to continually adjust heat to achieve catheter temperatures consistent with these predetermined heating protocols.

 Technology--ElectroThermal Arthoscopy System

  Physicians use our patented electrothermal arthroscopy products to apply controlled radiofrequency energy to joint tissue. Radiofrequency, or RF, energy is a portion of the electromagnetic spectrum, in which the alternating current flow produces molecular friction and thus heat in soft tissue. All electrosurgical systems contain two electrodes for directing energy: an active electrode and a return electrode. In monopolar electrosurgery, the active electrode is located at the tip of a hand-held probe and the return electrode is a dispersive pad, which rests on the patient's body. In bipolar electrosurgery, both active and return electrodes are located at the tip of the probe. Consequently, in bipolar systems, the current travels through only a shallow portion of target tissue before traveling back through the probe. We have based our arthroscopic system for tissue shrinkage on monopolar technology because we believe that monopolar technology allows for more effective and consistent temperature control as well as deeper penetration of target tissue, allowing more complete shrinkage of soft tissue. Scientific and clinical studies indicate that heating the tissue to a range of 65(degrees)C to 75(degrees)C produces optimal shrinkage in the arthroscopic setting. The tip of our probe contains a thermostat which records tissue temperature and relays it back to the generator, enabling the generator to adjust energy output 50 times per second to maintain optimal tissue temperatures.

Products

  We currently manufacture and sell the SpineCATH Intradiscal ElectroThermal Therapy system for the treatment of spine disorders and the ElectroThermal Arthroscopy System for the treatment of joint injuries and disorders. Each of these systems utilizes controlled thermal energy to enable physicians to perform minimally invasive treatments of these disorders. In addition, we market the ORAflex ElectroThermal Spine Probe for the treatment of spine disorders.

 SpineCATH IDET System

  Our SpineCATH IDET system provides a non-surgical alternative for patients suffering from degenerative disc disease in the lower back. Our SpineCATH IDET system received 510(k) premarket clearance from the FDA in March 1998 and was formally launched in October 1998. Our SpineCATH IDET system consists of the following products:

  . the SpineCATH Intradiscal Spine Catheter;

  . the ORA-50S ElectroThermal Spine Generator; and

  . an introducer needle and needle bender.

  Our SpineCATH Intradiscal disposable spine catheter is a 1.3 mm flexible, self-guiding catheter designed to deliver resistive thermal energy to affected disc walls in the lower back. Our proprietary SpineCATH product has the following features:

  . a broad five centimeter heating section for the delivery of thermal heat;

  . a temperature sensing and control system;

  . a pre-curved navigation tip, designed to automatically follow the curvature of the human disc;

  . an ergonomic handle, which controls catheter direction; and

  . radiopaque indicators, which enable physicians to verify optimal catheter placement through the use of real time X-rays.

  The list price of this product is $795 per catheter. We estimate that approximately 1.5 catheters are used per procedure.

  Our ORA-50S ElectroThermal Spine Generator is the source of the resistive heat, which the SpineCATH catheter delivers to the affected disc. Our spine generator has the following features:

  . software that enables the physician to program optimal treatment temperatures, so that the catheter temperature is automatically elevated according to the pre-determined heating protocols;

  . a proprietary temperature feedback and control system, which monitors temperature in the tip of the catheter; and

  . an easy-to-read graphic display, which enables the physician to monitor catheter temperatures, delivered power and total treatment time.

 ORAflex ElectroThermal Spine Probe

  Our ORAflex ElectroThermal disposable spine probe is used for treating disc herniations by shrinking the nucleus using RF energy. The ORAflex is used with an endoscope and has the following main features:

  . a deflectable tip, which improves access to affected disc tissue; and

  . a thermostat, which provides direct temperature feedback during treatment.

  The list price of the ORAflex probe is $595.

 ElectroThermal Arthroscopy System

  Our ElectroThermal Arthroscopy System provides a minimally invasive alternative for patients suffering from joint injuries. Our first TAC probe and generator received 510(k) premarket clearance from the FDA in December 1995, and this system was formally launched in March 1997. We received 510(k) premarket clearance from the FDA for our ligament chisels in February 1997, and began marketing these products in September 1997. Our arthroscopy system consists of the following products:

  . the Temperature Control, or TAC, family of probes;

  . the Ligament Chisel family of electrosurgical cutting probes; and

  . the ORA-50 ElectroThermal Generator.

  Our disposable temperature control probes have been designed to treat a variety of joint disorders through low energy, soft tissue shrinkage. The main features of our TAC probes are:

  . a malleable tip, which can be bent up to 90 degrees for improved access and maneuverability in difficult-to-reach areas;

  . a thermostat in the tip of the probe, which measures and monitors actual tissue temperature; and

  . a variety of probe shapes and sizes for optimal tissue access.

  The list price for each disposable TAC probe is $295.

  Our line of disposable Ligament Chisel electrosurgical cutting probes is designed to treat a variety of joint pathologies that require treatment of small shallow tissue areas. The Ligament Chisel cutting probes cut and ablate soft tissue while simultaneously cauterizing bleeding vessels. Our disposable cutting probes allow physicians to use higher voltage energy and have the following features:

  . a malleable tip for improved access and maneuverability in difficult-to-reach joint areas;

  . four different tip designs to allow precise matching of energy delivery to specific anatomy and procedures; and

  . a tip design that enhances tactile feedback for optimal control and access.

  Our cutting probes can be used with all irrigation fluids. The list price for each disposable Ligament Chisel is $95. We also sell a line of Micro Chisels for use in small joints at a list price of $110.

  Our ORA-50 ElectroThermal Generator is a dual mode generator, that provides the electromagnetic RF energy source and control mechanism required for temperature-controlled arthroscopic procedures. These two modes enable physicians to either precisely shrink affected tissue or to rapidly cut and ablate tissue with concurrent cauterization. The ORA-50 arthroscopy generator has the following features:

  . a proprietary temperature feedback and control mode, which automatically adjusts the power 50 times per second for precise, consistent temperature control of the target tissue;

  . a power mode, which provides a constant power source for high temperature tissue cutting and ablation with concurrent cauterization; and

  . an easy-to-read numeric display, which enables physicians to monitor actual tissue temperatures, total treatment time and delivered energy during treatment.

Sales and Marketing

  We market our products in the U.S. directly to physicians who perform spine and arthroscopic procedures. For our spine products, these physicians include orthopedic spine surgeons, neurosurgeons, pain management specialists, anesthesiologists, interventional radiologists and physiatrists. For our arthroscopy products, these physicians are orthopedic surgeons, including sports medicine specialists. We estimate that there are approximately 8,500 spine specialists in the U.S. and 7,000 orthopedic surgeons who consider arthroscopy to be their major practice area.

  We have focused sales and marketing teams for each of the spine and arthroscopy markets in order to address the different physician groups in each of these two areas. Each of these two sales organizations includes sales employees covering most major markets, complemented by select sales agencies. We believe that a direct sales force is better able to attain in-depth expertise on the clinical benefits of our products. Sales agents typically support the direct sales strategy by covering more rural areas. Agents representing our product lines concurrently handle other related products and have been selected based on their stature and performance in their respective markets.

  The marketing platform for both spine and arthroscopy is built on scientific and clinical data and extensive surgeon training programs. To date, we have trained over 500 physicians in the use of the IDET procedure and plan to increase that number to over one thousand by the end of 1999. We expect to provide spine and arthroscopy product-related training for approximately 1,500 physicians during 1999. Course faculty is comprised of physicians with extensive procedure experience using our products. We expect to have scientific data presented at over 30 specialty meetings during 1999.

  Our spine products are marketed domestically by 10 direct sales employees, one national director, two regional sales managers and 14 independent sales agencies. We plan to significantly increase our sales force by the end of 1999. Our arthroscopy products are marketed domestically by 21 direct sales employees, one national director, four regional managers, one national training manager and 23 sales agencies.

  We have focused our resources on the rapid development of the U.S. market for our products. International sales have not been significant to date. Our arthroscopy products are distributed in select countries by exclusive distributors in those countries. With the market introduction of the SpineCATH product, we have entered into an exclusive distribution agreement with DePuy AcroMed for the marketing and sales of our spine products internationally. The initial term of the agreement is five years and is automatically renewable subject to termination in some circumstances. We have the right to terminate the agreement if DePuy fails to meet negotiated minimum purchase requirements commencing in the year 2000.

Third-Party Reimbursement

  Establishing reimbursement for any new technology is a challenge in the current environment of cost containment and managed care. The cost reduction orientation of the payor community makes it exceedingly difficult for new medical technologies and surgical techniques to be covered for reimbursement.

  We have a dedicated reimbursement group which:

  . assists physicians and surgery centers with obtaining pre-determination of procedures;

  . screens each case to determine that the procedure is appropriate for the patient's condition; and

  . assists physicians and providers in claim collections.

  We have been working with various medical associations responsible for determining reimbursement coding to develop our coding and reimbursement strategy. The codes define reimbursement levels and are used for billing purposes by health care providers. We have also introduced a new service for physicians. Based on physician authorization, we obtain payment pre-determination for the IDET procedure by contacting payors on behalf of the physician practice. The service is free to physicians and outpatient facilities and has proven to be effective. Our reimbursement staff of eight individuals educates the payor community on the IDET procedure from the local case managers to the national policy makers. To date, over 85% of pre-determination requests have been approved by the payors, however several large insurance plans have yet to approve payment for the procedure. It is our belief that published clinical data in peer reviewed journals will facilitate further acceptance by payors.

  Arthroscopy procedure costs, including the cost of our products, have been covered under the customary payment policies of most payors. Reimbursement for the incremental cost of our temperature control probes has been an issue for ambulatory surgical centers. We have assisted these facilities in understanding how to receive reimbursement for the incremental cost.

Competition

  The medical device industry is subject to intense competition. Accordingly, our future success will depend on our ability to meet the clinical needs of physicians, improve patient outcomes, and remain cost-effective for payors.

  There are a number of medical treatments for low back pain ranging from medication and physical therapy to spinal injections and interbody spine fusion. Our IDET procedure is typically offered to a patient after medications, injections and physical therapy have failed, usually after six months of unresolved symptoms.

  The spine fusion market is highly competitive. However, spine fusion is not considered directly competitive with our product because it treats severe conditions that the IDET procedure is not designed to treat. However, spine implant companies including Sofamor Danek, Sulzer Spine-Tech, Surgical Dynamics, DePuy AcroMed and Stratec/SYNTHES may consider us to be a competitor because our IDET system may delay or eliminate the need for a spine fusion for certain patients. We are also aware that Radionics is currently marketing a probe which is designed for lesioning in the spine, not for tissue shrinkage.

  Several larger companies sell competitive products to our ElectroThermal Arthroscopy System. These competitors, ArthroCare, Mitek and CONMED, are focused on the tissue ablation market and offer directly competitive cutting and ablating products. ArthroCare and Mitek also have low energy tissue coagulation products which compete directly with our shrinkage products and, we believe based on current estimates, currently control 10% of the tissue shrinkage market.

  We believe that the principal competitive factors in the markets for the treatment of spine and joint disorders include:

  .improved patient outcomes;

  .the publication of peer reviewed clinical studies;

  .acceptance by leading physicians;

  .ease of use for physicians;

  .sales and marketing capability;

  .timing and acceptance of product innovation;

  .patent protection;

  .product quality; and

  .cost effectiveness.

Patents and Proprietary Technology

  We believe that in order to have a competitive advantage we must develop and maintain the proprietary aspects of our technologies. To this end, we file patent applications to protect technology, inventions and improvements that we believe are significant to the growth of our business. As of June 30, 1999, we had five issued U.S. patents, one issued foreign patent, eight notices of allowance, 20 pending U.S. patent applications and 20 pending foreign patent applications. None of our issued patents is spine specific. The issued and allowed patents cover, among other things, method and apparatus claims for directing energy to and sealing fissures in the spinal discs, including navigation within a disc and devices with a functional element at the tip, and the controlled contraction of tissue in all joints and spinal discs. Our patents also cover our temperature feedback system, probe tip technology, ligament shrinkage and controlled depth ablation.

  We require our employees, consultants and advisors to execute confidentiality agreements in connection with their employment, consulting or advisory relationships with us. We also require our employees, consultants and some advisors to agree to disclose and assign to us all inventions conceived during the ORATEC work day, using our property or which relate to our business. Despite any measures taken to protect our intellectual property, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Finally, our competitors may independently develop similar technologies. See "Risk Factors--If we do not protect our intellectual property rights, our competitive position may be impaired."

  The medical device industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. As the number of entrants into our market increases, the possibility of an infringement claim against us grows. Our spine and arthroscopy products and the methods they employ may be covered by U.S. patents held by our competitors. We have made a careful analysis in consultation with our experts and, based on such analysis, we believe that either such patents or claims are invalid or if valid we do not infringe. See "Risk Factors--We may be sued for violating the intellectual property rights of others."

Research and Development

  We have an aggressive product development program to develop and enhance products for the spine and arthroscopy markets. The ongoing focus of our research and development group is to design products that improve patient outcomes, simplify techniques, shorten procedure and rehabilitation time and reduce costs. As of June 30, 1999, we employed 29 people in our research and development organization. Our research and development group consisted of 15 people for our disposable probes and three people for our generators. We had two people focused on the management of intellectual property, four responsible for clinical and regulatory affairs and five in quality assurance.

 New Product Development

  We are committed to leveraging our existing technologies into new orthopedic applications and responding to the clinical needs of physicians and patients in cost effective ways. We have a number of new projects and product enhancements under development by the research and development group. Product line extensions include:

  . the development of a spine catheter for the upper spine;

  . a line of probes designed for use in arthroscopic hip procedures;

  . variations of existing probes for improved access in the arthroscopic environment;

  . enhanced software and firmware elements for our electrothermal generators to provide improved temperature control functions; and

  . a new generation of electrothermal generators with enhanced capabilities.

 Clinical Research

  The clinical research department supports our development efforts by conducting in-house cadaveric and bench testing for the development and evaluation of products and managing the numerous scientific and clinical studies conducted by investigators and institutions studying the effects of our technologies. To date, there are seven clinical studies involving 651 patients using our spine products and 13 clinical studies involving 925 patients using our arthroscopy products. Some of these studies are still underway, and their outcomes are not yet determined. In addition to administrative support and funding, the department assists investigators in writing protocols and collecting data, when necessary, as well as by providing site monitoring and research support.

  To date there have been eight published reports in peer reviewed journals discussing the effects of our technologies. An additional seven manuscripts are pending publication, and 35 abstracts have been presented at medical conferences by both physicians affiliated with us as clinical and scientific advisors and unaffiliated physicians.

Manufacturing

  Our manufacturing operations are focused primarily on the manufacture of disposable products. The manufacturing process includes the inspection, assembly, testing, packaging and sterilization of components that have been manufactured by us or to our specifications by outside contractors. We inspect each lot of components and finished products to determine compliance with our specifications.

  We have established quality assurance systems in conformance with the Quality System Regulation, or QSR, as mandated by the FDA. Our Menlo Park, California facility received ISO 9001/EN 46001 certification in March 1998 and is in conformance with the Medical Device Directive, or MDD, for sale of products in Europe. We inspect incoming components, and inspect and test products both during and after the manufacturing process. We also inspect packaged products and test the sterilization process to produce quality products.

  We subcontract the manufacture of the electrothermal generators to a single source supplier. The generators are tested by both the contract manufacturer and us before shipment to customers. We are currently preparing for in-house assembly of the generators in order to reduce the risk of a single source supplier, to control the quality and availability of the product and to leverage fixed costs. See "Risk Factors--We have a sole supplier of generators, and any disruption in supply could result in decreased sales" and "Risk Factors--We may fail to successfully transition the manufacture of our generators to internal operations."

  Most purchased components and services are available from more than one supplier. For certain components and services, there are relatively few alternate sources of supply and establishment of additional or replacement suppliers for such components and services could not be accomplished quickly. As of June 30, 1999, we had a purchase order for $2.4 million in generators. Except for this purchase order, there are no contractual obligations by suppliers to continue to supply to us nor are we contractually obligated to purchase from a particular supplier.

  We utilize a gas plasma sterilization system that has been used extensively in hospital settings but only recently for industrial applications. The system received 510(k) clearance from the FDA in 1993. A contract sterilizer provides gas plasma sterilization services as a backup to our system. We also utilize a contract sterilizer that provides gamma sterilization services for those products that cannot be sterilized with gas plasma. Sterilization indicators for all products sterilized at our facilities are processed at an outside certified laboratory to verify the effectiveness of the sterilization process prior to the release of the product for distribution.

Government Regulation

  Our products are regulated in the U.S. as medical devices by the FDA under the Federal Food, Drug, and Cosmetic Act and require clearance of a premarket notification under Section 510(k) of the FDC Act or approval of a PMA under
Section 515 of the FDC Act by the FDA prior to commercialization. Material changes or modifications to medical devices are also subject to FDA review and clearance or approval. The FDA regulates the research, clinical testing, manufacturing, safety, labeling, storage, record keeping, advertising, distribution, sale and promotion of medical devices in the U.S. Non-compliance with applicable requirements can result in, among other actions, warning letters, fines, injunctions, civil and criminal penalties against us, our officers, and our employees, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing approvals, and recommendation that we not be permitted to enter into government contracts.

  To date, all of our products have received 510(k) clearances or are exempt from the 510(k) clearance process. It generally takes three to 12 months from the date of the submission to obtain clearance of a 510(k) submission, but may take longer. Recently, the FDA has begun requiring a more rigorous demonstration of substantial equivalence, including clinical trials for some devices. While we have been successful to date in obtaining regulatory clearance of our products through the 510(k) notification process, our future products may not meet the requirements for 510(k) clearance. If the FDA concludes that any product does not meet the requirements for 510(k) clearance, then a PMA would be required and the time required for obtaining regulatory approval would be significantly lengthened.

  Once 510(k) clearance has been received, any products that we manufacture or distribute are subject to extensive and continuing regulation by the FDA. Modifications to devices cleared via the 510(k) process may require a new 510(k) submission. We have made modifications to some of our devices which we believe do not require the submission of new 510(k) notifications. If the FDA requires us to submit a new 510(k) notification for any device modification, we may be prohibited from marketing the modified device until the 510(k) is cleared by the FDA.

  We have been an FDA registered medical device facility since 1996 and obtained our manufacturing license from the California Department of Health Services, or CDHS, in 1997. We are inspected by both the FDA and CDHS for compliance with GMP, QSR and other applicable regulations. Our manufacturing processes are required to comply with GMP and QSR regulations, which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging and shipping of our products.

  We are also required to comply with Medical Device Reporting regulations that require us to report to the FDA any incident in which our product may have caused or contributed to a death or serious injury, or in which our product malfunctioned and, if the malfunction were to recur, it would be likely to cause or contribute to a death or serious injury. To date, we have filed two MDR reports with the FDA for burns caused by improperly applied patient grounding pads, and six MDR reports relating to breakage of the SpineCATH Intradiscal catheter upon its removal after the completion of the procedure. In addition, approximately 500 TAC probes were returned to us as a result of a March 1999 recall for a faulty part supplied to us by an outside vendor. No patient complaints or claims were received. We informed the FDA about this recall,and the FDA determined that it was not a reportable event under FDA regulations. In addition, we received a warning letter from the FDA in April 1999 regarding information on our website which the FDA believed was broadening our label indications. We removed some information from our website and responded that the remaining information was not intended to expand label indications.

  We are also subject to regulations and product registration requirements in many of the foreign countries in which we sell our products, in the areas of product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. The time required to obtain clearance required by foreign countries may be longer or shorter than that required for FDA clearance, and requirements for licensing a product in a foreign country may differ significantly from FDA requirements.

  Either we or our distributors have received registrations and approvals to market the ORA-50 ElectroThermal Generator and arthroscopy probes and accessories in Canada, the United Kingdom, Belgium, Italy, Spain, Australia and Taiwan. Registration for market approval for our spine products is in process in several international markets. We are seeking or intend to seek regulatory approvals in other international markets. We may not obtain these foreign approvals on a timely basis, or at all.

  The European Union has promulgated rules, under the MDD 93/42/EEC, which require medical devices to bear the "CE mark" by June, 1998. The CE mark is an international symbol of adherence to quality assurance standards. Our ISO9001/EN46001 registration and conformance with the MDD have allowed us to affix the CE mark to our devices and export our devices to any EC-member country.

Employees

  As of June 30, 1999, we had 162 full-time employees, including 29 in research and development, 56 in manufacturing, 62 in sales and marketing and 15 in general and administrative functions. From time to time, we also employ independent contractors to support our engineering, marketing, sales and support and administrative organizations.

Facilities

  We are headquartered in Menlo Park, California, where we lease two buildings with approximately 25,000 square feet of office, research and development and manufacturing space under leases expiring between September 2000 and July 2003. Beginning in the third quarter of fiscal 1999 we will lease an additional 5,000 square feet of manufacturing space. We also maintain an office for our reimbursement function in Dallas, Texas. We believe that our existing facilities are adequate to meet our current and foreseeable requirements for the next 12 months or that suitable additional or substitute space will be available as needed.

Legal Proceedings

  From time to time we are a party to various legal proceedings arising in the ordinary course of our business. We are not currently subject to any material legal proceedings.

                                  MANAGEMENT

                       Executive Officers and Directors

  The following table sets forth specific information regarding our executive officers and directors as of June 30, 1999:

          Name           Age                            Position
          ----           ---                            --------
Kenneth W. Anstey.......  53 President, Chief Executive Officer and Director
Hugh R. Sharkey.........  49 Executive Vice President, Chief Technical Officer and Director
Nancy V. Westcott.......  46 Chief Financial Officer and Vice President, Administration
Roger H. Lipton.........  41 Vice President, Sales and Marketing
Calvin K. Lee...........  45 Vice President, Operations
Richard M. Ferrari        45 Chairman of the Board
 (1)(2).................
Stephen Brackett (1)....  36 Director
Gary S. Fanton, M.D.      47 Director
 (2)....................
Patrick F. Latterell      41 Director
 (1)....................
Jeffrey A. Saal, M.D.     49 Director
 (2)....................

--------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

  Kenneth W. Anstey joined ORATEC in April 1996 as a director and has served as President and Chief Executive Officer of ORATEC since July 1997. From December 1995 to March 1997, Mr. Anstey was the Chief Executive Officer of Biofield Corporation, a cancer diagnostic company. From August 1991 to December 1995, he served as President and Chief Executive Officer of Mitek Surgical Products, an orthopedic implant company, which was subsequently acquired by Johnson & Johnson. He currently serves as a director of Vision Sciences, a medical device company. Mr. Anstey holds a B.A. degree in Advertising and an M.B.A. degree from Michigan State University.

  Hugh R. Sharkey co-founded ORATEC and has served as a director since inception. From July 1995 until July 1997, he served as Chief Executive Officer, President and Chief Financial Officer, and in June 1997 he became Executive Vice President and Chief Technical Officer. In March 1994, Mr. Sharkey co-founded ZoMed International (now RITA Medical Systems), a radiofrequency ablation company. In 1992, Mr. Sharkey co-founded VIDAMed, a urology company, and in 1987, he co-founded Danforth Biomedical, a medical device company. From May 1988 to May 1989, he served as Vice President and General Manager of EP Technologies, a cardiac electrode company, which was acquired by Boston Scientific, a minimally invasive medical device company. Mr. Sharkey is listed as an inventor on over 53 patents for medical devices. He holds an A.A. degree in Nursing and a B.S. degree in Business Administration from the University of Phoenix.

  Nancy V. Westcott joined ORATEC as its Chief Financial Officer and Vice President, Administration in November 1997. From November 1992, she served as Vice President of Corporate Communications for Caremark International, a health care services company, until its acquisition in September 1996. From June 1978 to November 1992, she held a number of management positions with Baxter International in pension management and international and domestic treasury. Ms. Westcott holds a B.A. degree in German from the University of Idaho and a Masters of International Management degree from the American Graduate School of International Management (Thunderbird). She earned her Professional Accounting Certificate at the J.L. Kellogg Graduate School of Management at Northwestern University.

  Roger H. Lipton joined ORATEC in January 1996 as Vice President, Sales and Marketing. From January 1989 to November 1995, Mr. Lipton held management positions in marketing and business development at AME Orthofix, an orthopedic and spine implant company. Prior to working at AME Orthofix, he served as a principal of Martek, a marketing consulting firm, and as Director of Sales and Marketing of Medmax, a start-up cardiovascular company. Mr. Lipton holds a B.S. degree in Business Administration from the University of Hartford.

  Calvin K. Lee joined ORATEC as Vice President, Manufacturing in October 1996, and was promoted to Vice President, Operations in June 1999. From November 1987 to September 1996, Mr. Lee worked at Cardiometrics, a manufacturer of blood-flow monitors, most recently as Vice President of Manufacturing. Prior to working at Cardiometrics, Mr. Lee held several manufacturing management positions with Advanced Cardiovascular Systems, a cardiovascular device company. Mr. Lee holds a B.S. degree in Business Administration from California State University at San Jose.

  Richard M. Ferrari has served as a director of ORATEC since May 1996 and was elected Chairman of the Board in January 1997. Since June 1995, Mr. Ferrari has served as Chief Executive Officer of CardioThoracic Systems, a minimally invasive coronary bypass company. From January 1991 to September 1995, Mr. Ferrari was President and Chief Executive Officer of CVIS, a cardiovascular medical device company, which was recently acquired by Boston Scientific. From April 1990 to January 1991, he served as President and Acting Chief Executive Officer of Medstone International, a shockwave therapy company, and from January 1986 to April 1990, he was an Executive Vice President with ADAC Laboratories, a nuclear medical imaging and healthcare information systems company. Mr. Ferrari also serves as a director and advisor for several start-up companies in the medical device industry. Mr. Ferrari holds a B.S. degree in Health and Education from Ashland University and an M.B.A. from the University of South Florida.

  Stephen Brackett has served as a director of ORATEC since December 1998. Mr. Brackett founded MF Private Capital, Inc., a merchant bank and registered broker-dealer, in 1998 and currently serves as a managing director. From February 1995 to December 1997, Mr. Brackett managed the Corporate Advisory and Investment Banking services for The Bank of Tokyo-Mitsubishi Capital Corporation. From March 1994 to February 1995 Mr. Brackett was President and Chief Operating Officer of State Street Business Group, an investment banking firm. Mr. Brackett also serves on the board of directors of several private companies. Mr. Brackett holds a B.A. degree in Political Science from Bates College.

  Gary S. Fanton, M.D. is a co-founder of ORATEC and has served as a director since August 1995. Since, 1983, Dr. Fanton has been conducting his medical practice with Sports Orthopedic and Rehabilitation, or S.O.A.R., Medicine Associates. In addition, Dr. Fanton has been an Assistant Clinical Professor at Stanford University since 1983, the head orthopedic surgeon for the Stanford University football team since 1992 and the associate team physician for the San Francisco 49ers since 1984. Dr. Fanton founded the International Musculoskeletal Laser Society and has done extensive research on the effects of thermal energy on soft tissue. He is a member of the Orthopedic Research Society and the American Orthopedic Society for Sports Medicine. Dr. Fanton holds a B.S. degree in Zoology from the University of Michigan and an M.D. degree from the Medical College of Wisconsin, and completed his orthopedic residency training at the Cleveland Clinic and his fellowship training in sports medicine at the Kerlan-Jobe Orthopedic Clinic. Dr. Fanton is board certified in Orthopedic Surgery.

  Patrick F. Latterell has served as a director of ORATEC since October 1997, and previously served as a director and Chairman of the Board from August 1996 to January 1997. Mr. Latterell has been a general partner at Venrock Associates, a venture capital firm, since April 1989. Mr. Latterell also serves as a director of Vical, a gene-based pharmaceutical company, as well as several private companies. He holds S.B. degrees in both Biology and Economics from the Massachusetts Institute of Technology and an M.B.A degree from the Stanford University Graduate School of Business.

  Jeffrey A. Saal, M.D. is a co-founder of ORATEC and has been a director since August 1995. Since 1981, Dr. Saal has been conducting his medical practice with the S.O.A.R. Physiatry Medical Group. Since 1992, he has been an Associate Clinical Professor at Stanford University, and since 1981 he has served as team physician to various college sports teams. Dr. Saal is on the editorial boards of several peer review journals, including Spine. Dr. Saal holds several positions with professional societies, including Founding Chairman of PASSOR, the Physiatric Association of Spine Sports and Occupational Rehabilitation. He was also a former President of the North American Spine Society, or NASS. Dr. Saal holds a B.A. degree in Biology from the

State University of New York, Oneonta and an M.D. degree from Tulane Medical School. He completed his residency training at the Boston VA Hospital and Stanford University. Dr. Saal is board certified in Physical Medicine, Internal Medicine and Electrodiagnostic Medicine.

Scientific and Clinical Advisory Boards for Spine

  The following individuals sit on our advisory boards for spine.

Scientific Advisory Board

             Name                          Position and Affiliation
             ----                          ------------------------
 Howard An, M.D. ............ Professor of Orthopedic Surgery, Rush
                              Presbyterian St. Luke's Medical Center, Chicago,
                              IL
 Gunnar Anderson, M.D. ...... Orthopedic Spine Surgeon, Rush Presbyterian St.
                              Luke's Medical Center, Chicago, IL
 Charles Aprill, M.D. ....... Radiologist and Medical Director, Magnolia
                              Diagnostics, New Orleans, LA
 David Casper, M.D. ......... Clinician of Orthopedic and Spine Surgery,
                              Oklahoma Sports Science and Orthopedics, Oklahoma
                              City, OK
 Richard Derby, M.D. ........ Medical Director, Spinal Diagnostics & Treatment
                              Center, Daly City, CA
 Neil Kahanovitz, M.D. ...... Orthopedic Surgeon, Anderson Orthopedic Clinic,
                              Arlington, VA
 Jeffrey Saal, M.D. ......... Associate Clinical Professor, Stanford University
                              School of Medicine, Palo Alto, CA
 Joel Saal, M.D. ............ Assistant Clinical Professor, Stanford University
                              School of Medicine, Palo Alto, CA
 Robert Watkins, M.D. ....... Orthopedic Spine Surgeon, Center for Orthopedic
                              Spinal Surgery, Los Angeles, CA
 Hansen Yuan, M.D. .......... Professor of Orthopedic and Neurological Surgery,
                              State University of New York, Syracuse, NY

Clinical Advisory Board

             Name                          Position and Affiliation
             ----                          ------------------------
 Arnold Criscitiello, M.D. .. Assistant Professor, University Hospital Health
                              Science Center, Syracuse, NY
 Steve Garfin, M.D. ......... Orthopedic Surgeon, Spine; Professor and Chair in
                              the Department of Orthopedics, University of
                              California, San Diego, CA
 Steve Hochschuler, M.D. .... Chairman, Texas Back Institute, Plano, TX
 Dennis Karasek, M.D. ....... Physician, Northwest Spine Group, Eugene, OR
 Michael Karasek, M.D. ...... President, Northwest Spine Group, Eugene, OR
 Casey Lee, M.D. ............ Clinical Professor, Department of Orthopedics,
                              New Jersey Medical School, Newark, NJ
 John Peloza, M.D............ Clinical Assistant Professor, University of
                              Texas, Southwestern Medical School, Department of
                              Orthopaedic Surgery, Dallas, TX; Spine Surgeon,
                              Center for Spine Care, Dallas, TX
 Ralph Rashbaum, M.D. ....... Clinical Medical Director, Texas Back Institute,
                              Plano, TX
 John Regan, M.D. ........... Associate, Texas Back Institute, Plano, TX
 Kerry Thompson, M.D. ....... Neuroradiologist, Anne Arundel General Hospital,
                              Annapolis, MD
 Todd Wetzel, M.D. .......... Associate Professor of Surgery, Section of
                              Orthopedic Surgery and Rehabilitation, University
                              of Chicago, Chicago, IL

Scientific and Clinical Advisory Boards for Arthroscopy

  The following individuals sit on our advisory boards for arthroscopy.

Scientific Advisory Board

             Name                          Position and Affiliation
             ----                          ------------------------
 David Drez, M.D ............ Clinical Professor of Orthopedics, Louisiana
                              State University School of Medicine, Lake
                              Charles, LA
 Lawrence Lemak, M.D. ....... Orthopedic Surgeon, Alabama Sports Medicine
                              Orthopedic Center, Birmingham, AL
 Mark Markel, M.D. .......... Chair, Department of Medical Sciences, University
                              of Wisconsin, Madison, WI
 Gary Poehling, M.D. ........ Chairman of Orthopedics, Wake Forest School of
                              Medicine, Winston-Salem, NC
 Felix Savoie, M.D. ......... Director, Upper Extreme Service, Mississippi
                              Sports Medicine, Jackson, MS
 James Tibone, M.D. ......... Orthopedic Surgeon, Kerlan-Jobe Orthopedic
                              Clinic, Inglewood, CA
 Russell Warren, M.D. ....... Surgeon in Chief, Hospital for Special Surgery,
                              New York, NY

Clinical Advisory Board

           Name                                               Position and Affiliation
           ----                                               ------------------------
Jeffrey Abrams, M.D. .....  Associate Medical Director, Princeton Orthopedic and Rehabilitation Associates, Princeton, NJ
James Andrews, M.D. ......  Medical Director, American Sports Medicine Institute, Birmingham, AL
James Bradley, M.D. ......  Director, Pittsburgh Center for Sports Medicine, Shadyside Hospital, Pittsburgh, PA
Brian Cole, M.D. .........  Assistant Professor of Orthopedics, Sports Medicine, Rush Presbyterian St. Luke's
                            Medical Center, Chicago, IL
Michael Dillingham, M.D...  Partner, Sports Orthopedic and Rehabilitation, or S.O.A.R., Medicine Associates,
                            Menlo Park, CA
Robert Eppley, M.D. ......  Orthopedic Consultant, University of California, Berkeley, CA
Gary Gartsman, M.D........  Orthopedic Surgeon, Fondren Orthopedic Group, Houston, TX
Jeffrey Halbrecht, M.D. ..  Medical Director, Women's Professional Ski Tour; California Pacific Medical Center,
                            San Francisco, CA
Richard Hawkins, M.D. ....  Orthopedic Surgeon, Steadman Hawkins Clinic, Vail, CO
Darryl Kan, M.D. .........  Orthopedic Team Physician, University of Hawaii, Honolulu, HI
Michael Krinsky, M.D. ....  Chief of Staff, Health Surgery Center of Castro Valley, CA
Craig Levitz, M.D. .......  Attending Physician, Long Island Jewish Hospital; Director, OCOA Cartilage Repair
                            and Sports Medicine Center, Long Island, NY
Walter Lowe, M.D. ........  Associate Clinical Professor, Baylor College of Medicine, Department of Orthopaedic
                            Surgery, Houston, TX
Bruce Moseley, M.D. ......  Clinical Associate Professor, Baylor College of Medicine, Houston, TX
Lawrence Oloff, D.P.M. ...  D.P.M. Surgeon, S.O.A.R., Menlo Park, CA
Jeffrey Schubiner, M.D. ..  Orthopedic Surgeon, Consultant, San Bruno, CA
Pierce Scranton, M.D. ....  Orthopedic Surgeon, Orthopedics International LTD P.S., Seattle, WA
Eric Stahl, M.D. .........  Orthopedic Surgeon, Lakewood Orthopedic Clinic, Lakewood, CO
George Thabit, M.D. ......  Orthopedic Surgeon, S.O.A.R., Menlo Park, CA
Eric Verploeg, M.D. ......  Orthopaedics Surgeon, Orthopaedics of Steamboat Springs, CO
Kenneth Zaslov, M.D. .....  Clinical Assistant Professor of Orthopaedic Surgery, Virginia Commonwealth University;
                            Director of Sports Medicine, Advanced Orthopaedic Centers, Richmond, VA

Board Composition

  Our bylaws currently provide for a board of directors consisting of seven members. Beginning at the first annual meeting of stockholders after the date on which we shall have had at least 800 stockholders, the board of directors will be divided into three classes, each serving staggered three year terms:
Class I, whose term will expire at the first annual meeting of stockholders after the date on which we have 800 stockholders; Class II, whose term will expire at the second annual meeting of stockholders after the date on which we have 800 stockholders; and Class III, whose term will expire at the third annual meeting of stockholders after the date on which we have 800 stockholders. As a result, only one class of directors will be elected at each annual meeting of stockholders of ORATEC, with the other classes continuing for the remainder of their terms. Messrs. Latterell and Brackett were elected to the board of directors pursuant to voting agreements between us and certain principal stockholders. These voting agreements will terminate upon completion of this offering. Our officers are appointed by the board of directors and serve at the discretion of the board of directors.

Board of Directors Compensation

  Our directors do not currently receive compensation for their services as members of the board of directors. Employee directors are eligible to participate in our 1995 Stock Plan and will be eligible to participate in our 1999 Employee Stock Purchase Plan. Nonemployee directors are eligible to participate in our 1995 Stock Plan and will be eligible to participate in our 1999 Directors' Stock Option Plan. See "--Stock Plans."

Board Committees

  The compensation committee currently consists of Gary Fanton, M.D., Richard Ferrari and Jeffrey Saal, M.D. The compensation committee:

  . reviews and approves the compensation and benefits for our executive officers and grants stock options under our stock option plan; and

  . makes recommendations to the board of directors regarding such matters.

The audit committee consists of Stephen Brackett, Richard Ferrari and Patrick Latterell. The audit committee:

  . makes recommendations to the board of directors regarding the selection of independent auditors;

  . reviews the results and scope of the audit and other services provided by our independent auditors; and

  . reviews and evaluates our audit and control functions.

Compensation Committee Interlocks and Insider Participation

  The members of the compensation committee of the board of directors are currently Gary Fanton, M.D., Richard Ferrari and Jeffrey Saal, M.D., none of whom has ever been an officer or employee of ORATEC.

Executive Compensation

  Summary Compensation. The following table sets forth the compensation received for services rendered to us during the fiscal year ended December 31, 1998 by our Chief Executive Officer and the four other most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 1998.

                           Summary Compensation Table

                                    Annual Compensation        Long Term Compensation
                             --------------------------------- ----------------------
                                                   All Other   Restricted Securities
                                                  Compensation   Stock    Underlying
Name and Principal Position  Salary ($) Bonus ($)     ($)      Awards ($) Options (#)
---------------------------  ---------- --------- ------------ ---------- -----------
Kenneth W. Anstey,......
 President and Chief
 Executive Officer            $200,000   $38,000   $101,629(1)  $40,001        --
Hugh R. Sharkey,........
 Executive Vice
 President and Chief
 Technical Officer            $150,000   $37,500   $  6,000(2)      --         --
Nancy V. Westcott,......
 Chief Financial Officer
 and Vice President,
 Administration               $150,000   $50,000   $103,738(3)      --         --
Roger H. Lipton,........
 Vice President, Sales
 and Marketing                $150,000   $45,000   $  3,600(2)      --       3,000
Calvin K. Lee,..........
 Vice President,
 Operations                   $135,000   $10,000                    --       6,000

--------
(1) Consists of $95,629 in payments for moving and relocation costs and $6,000 car allowance.
(2) Consists of car allowance.
(3) Consists of $63,366 in payments for moving and relocation costs and $40,372 in tax reimbursement in connection with relocation.

  Option Grants. The following table shows information regarding stock options granted to our executive officers during the year ended December 31, 1998. No stock appreciation rights were granted to these individuals during the year.

                       Option Grants in Last Fiscal Year

                                                                                Potential
                                                                               Realizable
                                                                            Value at Assumed
                                                                              Annual Rates
                         Number of                                           of Stock Price
                           Shares   Percentage of                           Appreciation for
                         Underlying Total Options                            Option Term(2)
                          Options    Granted to   Exercise Price Expiration -----------------
          Name           Granted(1)   Employees     per Share       Date       5%      10%
          ----           ---------- ------------- -------------- ---------- -------- --------
Roger H. Lipton.........   3,000         0.7%         $2.92       1/18/08
Calvin K. Lee...........   6,000         1.4%         $2.92       1/18/08

--------
(1) These stock options, which were granted under our 1995 plan, become exercisable at the rate of 1/48th of the total number of shares on the monthly anniversary of the date of grant, as long as the optionee remains an employee with, consultant to, or director of ORATEC.
(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the Securities and Exchange Commission and are based on the assumption that the assumed initial public offering price of $ was the fair market value of the common stock on the date of grant. There is no assurance provided to any executive officer or any other holder of our securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

  Aggregate Option Exercises and Holdings. The following table provides summary information concerning the shares of common stock represented by outstanding stock options held by each of our executive officers as of December 31, 1998.

                         Fiscal Year-End Option Values

                                                 Number of Securities      Value of Unexercised
                                                Underlying Unexercised     In-the-Money Options
                          Number of                   Options at           at December 31, 1998
                            Shares     Value     December 31, 1998 (#)            ($)(2)
                         Acquired on  Realized ------------------------- -------------------------
          Name           Exercise (#)  ($)(1)  Exercisable Unexercisable Exercisable Unexercisable
          ----           ------------ -------- ----------- ------------- ----------- -------------
Kenneth W. Anstey.......     --         --       137,250      162,750
Hugh R. Sharkey.........     --         --        24,000          --                      --
Nancy V. Westcott.......     --         --        24,375       65,625
Roger H. Lipton.........     --         --        46,187       27,313
Calvin K. Lee...........     --         --        33,875       32,125

--------
(1) The amount set forth represents the difference between the fair market value of the shares on the date of exercise as determined by the Board of Directors and the exercise price of the option.
(2) The amount set forth represents the difference between the fair market value of the underlying common stock at December 31, 1998, using an assumed initial public offering price of $ per share as the fair market value, and the exercise price of the option.

  Employment Agreements. We have entered into employment agreements with some of our executive officers, which provide for the payment of severance or the acceleration of unvested stock, options and warrants in some circumstances.

  Mr. Anstey's agreement provides that if he is involuntarily terminated without cause, including his constructive termination, he will receive a severance payment, paid in two installments, equal to 12 months of his base salary and target bonus earned, as well as acceleration of vesting on 50% of his unvested options. If, as a result of a change of control of ORATEC, Mr. Anstey is involuntarily terminated other than for cause, all of his unvested options and stock shall vest immediately.

  Mr. Sharkey's agreement provides that if we terminate him without cause, he will receive continued payment of his base salary and a pro rata amount of his prior year's annual bonus for a period of six months after his termination date. In addition, upon a change of control of ORATEC, his unvested stock and options shall immediately vest.

  Ms. Westcott's agreement provides that if we terminate her without cause, she will receive continued payment of base salary on a monthly basis for (a) 12 months, if the termination occurs on or before October 30, 1999, (b) six months, if the termination occurs after October 30, 1999, or (c) 12 months, if she is involuntarily terminated, including her constructive termination, in connection with a change of control. In addition, if Ms. Westcott is involuntarily terminated, including her constructive termination, within 12 months after a change of control of ORATEC, 100% of her unvested options will vest immediately.

  Mr. Lipton's agreement provides that, upon a change of control of ORATEC, 100% of his unvested options will vest immediately.

Stock Plans

  1995 Stock Plan. Our 1995 plan provides for the grant of incentive stock options to employees, including employee directors, and of nonstatutory stock options and stock purchase rights to employees, directors, including employee and non-employee directors, and consultants. The purposes of the 1995 plan are to attract and retain the best available personnel, to provide additional incentives to our employees and consultants and to promote the success of our business. The 1995 plan was originally adopted by our board of directors in July 1995 and approved by our stockholders in September 1995. Our board of directors approved amendments to the 1995 plan to increase the number of shares reserved under the 1995 plan in April 1996, July 1997 and November 1998, and our stockholders approved these amendments to the 1995 plan in May 1996, July 1997 and November 1998. As of June 30, 1999, an aggregate of 2,250,000 shares was reserved for issuance under the 1995 plan. The 1995 plan was amended by our board of directors on July 1, 1999 to increase the total number of shares reserved for issuance by 750,000 shares, and to incorporate certain other changes, after which a total of 3,000,000 shares of common stock was reserved for issuance under the 1995 plan. In addition, the 1995 plan was amended to provide for an automatic annual increase on the first day of each of our fiscal years beginning in 2000, 2001 and 2002 equal to the lesser of 750,000 shares, 4% of our outstanding common stock on the last day of the immediately preceding fiscal year, or such lesser number of shares as the board of directors determines. This amendment to the 1995 plan will be submitted to our stockholders for approval prior to the completion of this offering. Unless terminated earlier by the board of directors, the 1995 plan will terminate in July 2005.

  As of June 30, 1999, options to purchase 1,881,000 shares of common stock were outstanding under the 1995 plan at a weighted average exercise price of $3.39 per share, 244,666 shares had been issued upon exercise of outstanding options or pursuant to restricted stock purchase agreements and 124,334 shares remained available for future grant.

  The 1995 plan may be administered by the board of directors or a committee of the board, each known as the administrator. The administrator determines the terms of options and stock purchase rights granted under the 1995 plan, including the number of shares subject to the award, the exercise or purchase price, and the vesting and/or exercisability of the award and any other conditions to which the award is subject. In no event, however, may an employee receive awards for more than 1,000,000 shares under the 1995 plan in any fiscal year. Incentive stock options granted under the 1995 plan must have an exercise price of at least 100% of the fair market value of the common stock on the date of grant, and not less than 110% of the fair market value in the case of incentive stock options granted to an employee who holds more than 10% of the total voting power of all classes of our stock or any parent or subsidiary's stock. Prior to this offering, nonstatutory stock options and stock purchase rights granted under the 1995 plan were required to have an exercise or purchase price of at least 85% of the fair market value of the common stock on the date of grant, and grants vested at the rate of at least 20% per year. After the date of this offering, the exercise price of nonstatutory stock options and the purchase price of stock purchase rights will no longer be subject to these restrictions, although nonstatutory stock options and stock purchase rights granted to our Chief Executive Officer and our four other most highly compensated officers will generally equal at least 100% of the fair market value on the grant date if we intend that awards to those individuals will qualify as performance-based compensation under applicable tax law. Payment of the exercise or purchase price may be made in cash or other consideration as determined by the administrator.

  With respect to options granted under the 1995 plan, the administrator determines the term of options, which may not exceed 10 years, or five years in the case of an incentive stock option granted to an employee who holds more than 10% of the total voting power of all classes of our stock or a parent or subsidiary's stock. Generally, an option granted under the 1995 plan is nontransferable other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the optionee only by such optionee. However, the administrator may in its discretion provide for the limited transferability of nonstatutory stock options granted under the 1995 plan under some circumstances. Stock issued pursuant to stock purchase rights granted under the 1995 plan is generally subject to a repurchase right at the purchaser's original purchase price exercisable by ORATEC upon the termination of the holder's employment or consulting relationship with us for any reason, including death or disability. This repurchase right will lapse in accordance with the terms of the stock purchase right determined by the administrator at the time of grant.

  If we sell all or substantially all of our assets or if we are acquired by another corporation, each outstanding option and stock purchase right may be assumed or an equivalent award substituted by the acquiror or purchaser. However, if the acquirer does not agree to this assumption or substitution, then outstanding options will terminate. Upon the closing of the transaction, outstanding repurchase rights will terminate unless assigned to the acquiror or purchaser. The administrator has the authority to amend or terminate the 1995 plan, but no action may be taken that impairs the rights of any holder of an outstanding option or stock purchase right without the holder's consent. In addition, we must obtain stockholder approval of amendments to the plan as required by applicable law.

  1999 Employee Stock Purchase Plan. Our 1999 employee stock purchase plan was adopted by the board of directors in July 1999 and will be submitted for approval by our stockholders prior to completion of this offering. A total of 250,000 shares of common stock has been reserved for issuance under the 1999 purchase plan, none of which have been issued as of the date of this offering. The number of shares reserved for issuance under the 1999 purchase plan will be subject to an automatic annual increase on the first day of each of our fiscal years beginning in 2001, 2002 and 2003 equal to the lesser of 250,000 shares, 2% of our outstanding common stock on the last day of the immediately preceding fiscal year, or such lesser number of shares as the board of directors determines. The 1999 purchase plan becomes effective upon the date of this offering. Unless terminated earlier by the board of directors, the 1999 purchase plan shall terminate in 2009.

  The 1999 purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code, will be implemented by a series of offering periods of approximately six months' duration, with new offering periods, other than the first offering period, commencing generally on May 1 and November 1 of each year. At the end of each offering period an automatic purchase will be made for participants. The initial offering period is expected to commence on the date of this offering and end on April 30, 2000. The 1999 purchase plan will be administered by the board of directors or by a committee appointed by the board. Employees, including officers and employee directors of ORATEC or of any majority-owned subsidiary designated by the board, are eligible to participate in the 1999 purchase plan if they are employed by us or any subsidiary for at least 20 hours per week and more than five months per year. The 1999 purchase plan permits eligible employees to purchase common stock through payroll deductions, which in any event may not exceed 15% of an employee's base salary. The purchase price is equal to the lower of 85% of the fair market value of the common stock at the beginning of each offering period or at the end of each offering period. Employees may end their participation in the 1999 purchase plan at any time during an offering period, and participation ends automatically on termination of employment.

  An employee cannot be granted an option under the 1999 purchase plan if immediately after the grant the employee would own stock and/or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of our stock or stock of our subsidiaries, or if the option would permit an employee's rights to purchase stock under the 1999 purchase plan to accrue at a rate that exceeds $25,000 of the fair market value of the stock for each year in which the option is outstanding. In addition, no employee may purchase more than 2,000 shares of common stock under the 1999 purchase plan in any one offering period.

  If we merge or consolidate with or into another corporation or sell all or substantially all of our assets, each right to purchase stock under the 1999 purchase plan will be assumed or an equivalent right substituted by the successor corporation. However, the board of directors will shorten any ongoing offering period so that employees' rights to purchase stock under the 1999 purchase plan are able to be exercised prior to the transaction if the successor corporation refuses to assume each purchase right or to substitute an equivalent right. The board of directors has the power to amend or terminate the 1999 purchase plan and to change or terminate an offering period as long as this action does not adversely affect any outstanding rights to purchase stock. However, the board of directors may amend or terminate the 1999 purchase plan or an offering period even if it would adversely affect outstanding options in order to avoid our incurring adverse accounting charges.

  1999 Directors' Stock Option Plan. The 1999 directors' stock option plan was adopted by the board of directors in July 1999 and will be submitted to our stockholders for approval prior to completion of this offering. It will become effective upon the date of this offering. A total of 200,000 shares of common stock has been reserved for issuance under the 1999 directors' plan, all of which remain available for future grants. The directors' plan provides for the grant of nonstatutory stock options to our nonemployee directors. The directors' plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the board of directors. To the extent a conflict of interest arises, it will be addressed by abstention of any interested director from both deliberations and voting regarding matters in which the director has a personal interest. Unless terminated earlier, the directors' plan will terminate in July 2009.

  The directors' plan provides that each person who becomes a nonemployee director after the completion of this offering will be granted a nonstatutory stock option to purchase 20,000 shares of common stock on the date on which the individual first becomes a member of our board of directors. Thereafter, on the date of each annual shareholder meeting, each nonemployee director will be granted a nonstatutory stock option to purchase 5,000 shares of common stock, if on the date of that meeting, the nonemployee director has been a member of the board of directors for at least six months.

  All options granted under the directors' plan will have a term of 10 years and an exercise price equal to the fair market value of the common stock on the date of grant and will generally be nontransferable. All options granted under the directors' plan shall be vested and exercisable in full immediately upon grant of such option. If a nonemployee director ceases to serve as a director for any reason other than death or disability, he or she may, but only within 60 days after the date he or she ceases to be a director, exercise options granted under the directors' plan. If he or she does not exercise the option within this 60-day period, the option shall terminate. If a director's service terminates as a result of his or her disability or death, or if a director dies within three months following termination for any reason, the director or his or her estate will have 12 months after the date of termination or death, as applicable, to exercise options that were vested as of the date of termination.

  If we are acquired by another corporation, each option outstanding under the directors' plan will be assumed by the acquiror or equivalent options substituted, unless our acquiror does not agree to such assumption or substitution, in which case the options will terminate upon consummation of the acquisition to the extent not previously exercised. Our board of directors may amend or terminate the directors' plan as long as such action does not adversely affect any outstanding option and we obtain stockholder approval for any amendment to the extent required by applicable law.

Limitation of Liability and Indemnification Matters

  Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derives an improper personal benefit.

  This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether the bylaws would permit indemnification.

  We have entered into agreements to indemnify our directors and executive officers in addition to indemnification provided for in our bylaws. These agreements provide, among other things, for indemnification of our directors and executive officers for expenses specified in the agreements, including attorneys' fees, judgments, fines and settlement amounts incurred by any director or officer in any action or proceeding arising out of his or her services as a director or executive officer of ORATEC, any subsidiary of ORATEC or any other entity to which the person provides services at our request. In addition, we maintain directors' and officers' insurance. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

  At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

  From October 1, 1995 through June 30, 1999, we issued shares of preferred stock in private placement transactions as follows:

  . an aggregate of 2,034,356 shares of Series B preferred stock at $2.25 per share in October 1995, February 1996, April 1996 and February 1999;

  . an aggregate of 865,511 shares of Series C preferred stock at $5.00 per share in March 1997 through December 1997;

  . an aggregate of 1,937,133 shares of Series D preferred stock at $5.83 per share in November 1997 and December 1997; and

  . an aggregate of 2,254,678 shares of Series E preferred stock at $7.08 per share in December 1998.

  The following table summarizes the shares of preferred stock purchased since October 1, 1995 and held as of June 30, 1999 by our executive officers, directors, holders of more than 5% of our outstanding stock and their affiliates:

                                                          Series B    Series C  Series D  Series E
                   Name                                   Preferred   Preferred Preferred Preferred
                   ----                                   ---------   --------- --------- ---------
Entities affiliated with Venrock Associates(1)..........   555,554               342,857   105,881
Entities affiliated with Delphi Ventures................   555,555               257,142
Entities affiliated with Pequot Private Equity Fund,
 L.P....................................................                         685,714   141,179
Gerlach & Co. as nominee for The Manufacturers Life
 Insurance Company (U.S.A.)(2)..........................                                   564,705
Hugh R. Sharkey.........................................    27,554     21,000
Gary S. Fanton, M.D.....................................    19,999      9,000
Jeffrey A. Saal, M.D....................................    26,666
Roger H. Lipton.........................................    20,470(3)
Calvin K. Lee...........................................                6,000                7,200

--------
(1) Patrick Latterell, a general partner of Venrock Associates, is a director of ORATEC.
(2) Stephen Brackett, a managing director of MF Private Capital, an affiliate of The Manufacturers Life Insurance Company, is a director of ORATEC.
(3) Issued on exercise of a warrant to purchase shares of Series B preferred stock.

  Shares held by affiliated persons and entities have been aggregated. See "Principal Stockholders."

  See "Management--Executive Compensation" for description of employment agreements with some of our executive officers, which provide for the payment of severance or the acceleration of unvested stock and options in some circumstances.

  We have entered into indemnification agreements with our officers and directors containing provisions which may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

  The following table summarizes the options granted to, and the shares of common stock purchased since January 1, 1996 and held as of June 30, 1999 by, our executive officers, directors, holders of more than 5% of our outstanding stock and their affiliates:

                                    Common                    Issuance  Vesting
               Name                 Stock     Options Price     Date    Schedule
               ----                 ------    ------- ------ ---------- --------
Kenneth W. Anstey..................  5,647(1)         $ 7.08  Aug. 1998
                                               48,000 $ 0.17 April 1996   (2)
                                              252,000 $ 1.25  July 1997   (3)
                                               60,000 $ 7.08  Feb. 1999   (4)
Gary S. Fanton, M.D................            24,000 $ 0.17 April 1996   (2)
                                                6,000 $ 2.92  Feb. 1998   (2)
                                                6,000 $ 7.08  Mar. 1999   (2)
Richard M. Ferrari.................            48,000 $ 1.25  Aug. 1996   (2)
                                                6,000 $ 7.08  Mar. 1999   (2)
Patrick F. Latterell...............  3,000(5)         $ 1.25 Sept. 1996
Calvin K. Lee......................            60,000 $ 1.25  Dec. 1996   (3)
                                                6,000 $ 2.92  Jan. 1998   (4)
Roger H. Lipton.................... 16,500(6)         $0.002  Jan. 1997
                                               15,000 $ 0.17  June 1996   (7)
                                                6,000 $ 1.25  June 1997   (2)
                                                3,000 $ 2.92  Jan. 1998   (4)
Jeffrey A. Saal, M.D...............            24,000 $ 0.17 April 1996   (2)
                                                6,000 $ 2.92  Feb. 1998   (2)
                                                6,000 $ 7.08  Mar. 1999   (2)
Hugh R. Sharkey.................... 24,000(6)         $ 0.17 April 1999
Nancy V. Westcott.................. 28,125(6)         $ 2.50  Feb. 1999
                                     7,500(6)         $ 2.50  June 1999
                                               54,375 $ 2.50  Nov. 1997   (7)

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(1) Shares were issued as a bonus to Mr. Anstey.
(2) Shares vest at the rate of 1/24th per month after the vesting commencement date.
(3) Shares vest at the rate of 6/48ths six months after the vesting commencement date and 1/48th per month thereafter.
(4) Shares vest at the rate of 1/48th per month after the vesting commencement date.
(5) Shares were purchased with cash.
(6) Shares were purchased with cash pursuant to an option exercise.
(7) Shares vest as follows: 1/4th of the total shares vest on the one year anniversary of the vesting commencement date and 1/48th of the total shares vest on the monthly anniversary thereafter.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth information known to us with respect to beneficial ownership of our common stock as of June 30, 1999, as adjusted to reflect the sale of common stock offered hereby, by:

    . each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding common stock,

    . each director,

    . our Chief Executive Officer and our four other most highly compensated executive officers, and

    . all directors and officers as a group.

                                                            Percent Beneficially
                                                                  Owned(2)
                                                            --------------------
                                                  Number of  Before     After
                      Name                         Shares   Offering Offering(1)
                      ----                        --------- -------- -----------
Patrick F. Latterell(3).........................  1,007,292   10.3%
Entities Associated with Venrock Associates(4)..  1,004,292   10.3%
 30 Rockefeller Plaza, Suite 5508
 New York, NY 10112
Entities Associated with Pequot Private Equity      826,893    8.5%
 Fund, L.P.(5)..................................
 500 Nayala Farm Road
 Westport, CT 06880
Entities Associated with Delphi Ventures(6).....    812,697    8.4%
 3000 Sand Hill Road
 Building 1, Suite 135
 Menlo Park, CA 94025
Stephen Brackett(7).............................    564,705    5.8%
Gerlach & Co. as nominee for The Manufacturers      564,705    5.8%
 Life Insurance
 Company (U.S.A.)...............................
 45 Milk Street, Suite 600
 Boston, MA 02109-5105
Hugh R. Sharkey(8)..............................    548,761    5.6%
Gary S. Fanton, M.D.(9).........................    392,248    4.0%
Jeffrey A. Saal, M.D.(10).......................    368,915    3.8%
Kenneth W. Anstey(11)...........................    202,396    2.0%
Roger H. Lipton(12).............................     98,657    1.0%
Calvin K. Lee(13)...............................     58,075      *
Richard M. Ferrari(14)..........................     49,250      *
Nancy V. Westcott(15)...........................     39,375      *
All directors and officers as a group (ten
 persons)(16)...................................  3,329,674   32.8%

--------
  * Less than 1% of the outstanding shares of common stock.
 (1) Assumes no exercise of the underwriters' over-allotment option. Except under applicable community property laws or as indicated in the footnotes to this table, to our knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by that stockholder.
 (2) Options vested as of August 29, 1999 are included as shares beneficially owned. For the purposes of calculating percent ownership, as of June 30, 1999, 9,745,546 shares were issued and outstanding, and, for any individual who beneficially owns shares represented by options vested as of August 29, 1999, these shares are treated as if outstanding for that person, but not for any other person. Unless otherwise indicated, the address of each of the individuals named below is: c/o ORATEC Interventions, Inc., 3700 Haven Court, Menlo Park, CA 94025.
 (3) Includes 1,004,292 shares held by entities associated with Venrock Associates, of which Mr. Latterell is a general partner. Mr. Latterell disclaims ownership of the shares held by the entities except to the extent of his pecuniary interest therein.
 (4) Consists of 477,176 shares held by Venrock Associates II, L.P. and 527,116 shares held by Venrock Associates.
 (5) Consists of 608,652 shares held by Pequot Private Equity Fund, L.P. and 218,241 shares held by Pequot Offshore Private Equity Fund, L.P.
 (6) Consists of 798,325 shares held by Delphi Ventures III, L.P. and 14,372 shares held by Delphi Bioinvestments III, L.P.
 (7) Consists of 564,705 shares held by Gerlach & Co. as nominee for The Manufacturers Life Insurance Company (U.S.A.), of which Mr. Brackett is a managing director. Mr. Brackett disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
 (8) Includes 32,153 shares held in trust for Mr. Sharkey's children and 281,400 shares held by the Sharkey-Daly Family Trust.
 (9) Includes 29,750 shares issuable upon exercise of options vested as of August 29, 1999.
(10) Includes 29,750 shares issuable upon exercise of options vested as of August 29, 1999 and 69,600 shares held in trust for Mr. Saal's children.
(11) Includes 186,750 shares issuable upon exercise of options vested as of August 29, 1999.
(12) Includes 61,687 shares issuable upon exercise of options vested as of August 29, 1999.
(13) Includes 44,875 shares issuable upon exercise of options vested as of August 29, 1999.
(14) Consists of 49,250 shares issuable upon exercise of options vested as of August 29, 1999.
(15) Includes 3,750 shares issuable upon exercise of options vested as of August 29, 1999.
(16) Includes 405,812 shares issuable upon exercise of options vested as of August 29, 1999 held by all directors and officers.

                          DESCRIPTION OF CAPITAL STOCK

  Upon the completion of this offering, we will be authorized to issue 75,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value. The following description of our capital stock does not purport to be complete and is qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

  As of June 30, 1999, there were 9,745,546 shares of common stock outstanding, held of record by approximately 324 stockholders, which reflects the conversion of all outstanding shares of preferred stock into common stock. In addition, as of June 30, 1999, there were 1,881,000 shares of common stock subject to outstanding options and 127,745 shares of common stock subject to outstanding warrants. Upon completion of this offering, there will be shares of common stock outstanding, assuming no exercise of the underwriters' overallotment option or additional exercise of outstanding options under our stock option plan and warrants.

  The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends as may be declared by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Preferred Stock

  Immediately before the closing of the offering, all outstanding shares of preferred stock will be converted into 7,247,923 shares of common stock and automatically retired. Thereafter, the board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each such series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing our change in control without further action by the stockholders. We have no present plans to issue any shares of preferred stock.

Warrants

  As of June 30, 1999 there were the following warrants outstanding:

  . a warrant to purchase 33,333 shares of Series B preferred stock with an exercise price of $2.25, which expires on March 20, 2001;

  . warrants to purchase an aggregate of 21,000 shares of Series C preferred stock with an exercise price of $5.00, which expire five years after the closing of this initial public offering; and

  . a warrant to purchase 73,412 shares of Series E preferred stock with an exercise price of $7.08, which expire two years after the closing of this initial public offering.

  All of these warrants become exercisable for shares of common stock upon the closing of this initial public offering.

Registration Rights

  The holders of 7,247,923 shares of common stock, the "registrable securities," are entitled to have their shares registered by us under the Securities Act under the terms of an agreement between us and the holders of the registrable securities. Subject to limitations specified in the agreement, these registration rights include the following:

  . The holders of at least 40% of the registrable securities may require, on two occasions beginning six months after the date of this prospectus, that we use our best efforts to register the registrable securities for public resale, provided that the aggregate offering price for such registrable securities is more than $5,000,000. This right is subject to the ability of the underwriters to limit the number of shares included in the offering in view of market conditions.

  . If we register any common stock, either for our own account or for the account of other security holders, the holders of registrable securities are entitled to include their registrable securities in such registration. This right is subject to the ability of the underwriters to limit the number of shares included in the offering in view of market conditions.

  . The holders of at least 30% of the then outstanding registrable securities may require us to register all or a portion of their registrable securities on Form S-3 when use of such form becomes available to us, provided that the proposed aggregate offering price is more than $1,000,000. The holders of registrable securities may only exercise these Form S-3 registration rights twice, and may not exercise this right within six months after the effective date of a previous registration.

  Holders of warrants exercisable for a total of 127,745 shares of common stock have the right to include these shares in a piggyback or Form S-3 registration. We will bear all registration expenses other than underwriting discounts and commissions, except that we shall only pay registration expenses for one Form S-3 registration in any twelve month period. All registration rights terminate on the date five years after the closing of this offering, or, with respect to each holder of registrable securities, at such time as the holder owns less than 1% of the voting stock, or can sell all of his or her shares in any three month period under Rule 144 of the Securities Act.

Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and Bylaws

  Provisions of Delaware law and our certificate of incorporation and bylaws could make more difficult our acquisition by a third-party and the removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of ORATEC to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of their terms.

  We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

  . the board of directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

  . upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

  . on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders.

  A business combination generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

  Our certificate of incorporation and bylaws do not provide for the right of stockholders to act by written consent without a meeting or for cumulative voting in the election of directors. In addition, our certificate of incorporation permits the board of directors to issue preferred stock with voting or other rights without any stockholder action. Our certificate of incorporation provides that at our first annual meeting of stockholders following the date on which we have at least 800 stockholders, the board of directors shall be divided into three classes, with staggered three year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders. The other classes of directors will continue to serve for the remainder of their three year terms. These provisions, which require the vote of stockholders holding at least 66 2/3% of the outstanding common stock to amend, may have the effect of deterring hostile takeovers or delaying changes in our management.

Transfer Agent and Registrar

  The transfer agent and registrar for the common stock is Equiserve, and its address and telephone number are Newport Tower, 525 Washington Blvd, Jersey City, NJ, 07310 (tel.) (201) 222-4444.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. As described below, only 31,200 shares currently outstanding will be available for sale immediately after this offering because of contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and impair our ability to raise equity capital in the future.

  Upon completion of the offering, we will have     outstanding shares of
common stock. Of these shares, the     shares sold in the offering, plus any
shares issued upon exercise of the underwriters' overallotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our affiliates as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors and 10% stockholders.

  The remaining 9,745,546 shares outstanding are "restricted securities" within the meaning of Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

  Our directors, officers and security holders have entered into lock-up agreements in connection with this offering generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Merrill Lynch & Co. Notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not be salable until such agreements expire or are waived by each of Merrill Lynch & Co. and ORATEC. Taking into account the lock-up agreements, and assuming Merrill Lynch & Co. and we do not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

  . Beginning on the effective date of this prospectus, the     shares sold
    in the offering and 31,200 additional shares will be immediately available for sale in the public market.

  . Beginning 180 days after the effective date, approximately 8,109,813 shares will be eligible for sale, 2,947,862 of which will be subject to volume, manner of sale and other limitations under Rule 144.

  . The remaining 1,604,533 shares will be eligible for sale pursuant to Rule
    144 upon the expiration of various one-year holding periods during the six months following 180 days after the effective date.

  In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . one percent of the number of shares of common stock then outstanding
    which will equal approximately   shares immediately after the offering;
    or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

  Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at anytime during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

  In addition, we intend to file registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued pursuant to our employee benefit plans. As a result, any options or rights exercised under the 1995 plan, the 1999 employee stock purchase plan, the 1999 directors' stock option plan or any other benefit plan after the effectiveness of the registration statements will also be freely tradable in the public market. However, shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of June 30, 1999 there were outstanding options for the purchase of 1,881,000 shares of common stock, of which options to purchase 846,328 shares were exercisable.

                                  UNDERWRITING

  Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and U.S. Bancorp Piper Jaffray Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase from us, the number of shares of common stock listed opposite its name below.

                                                                       Number of
      Underwriter                                                       Shares
      -----------                                                      ---------
      Merrill Lynch, Pierce, Fenner & Smith
               Incorporated...........................................
      J.P. Morgan Securities Inc......................................
      U.S. Bancorp Piper Jaffray Inc..................................
                                                                          ---

        Total.........................................................
                                                                          ===

  In the purchase agreement, the several underwriters have agreed, subject to the terms and conditions described in the purchase agreement, to purchase all of the shares of common stock being sold pursuant to this agreement if any of the shares of common stock being sold pursuant to the agreement are purchased. In the event of a default by an underwriter, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

  We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make.

Commission and Discounts

  The representatives have advised us that the underwriters propose initially to offer the shares of common stock to the public at the initial public offering price described on the cover page of this prospectus, and to some
dealers at that price less a concession not in excess of $   per share of
common stock. The underwriters may allow, and those dealers may reallow, a
discount not in excess of $   per share of common stock to other dealers. After
the initial public offering, the public offering price, concession and discount may change.

  The following table shows the per share and total public offering price, the underwriting discount we will pay to the underwriters and the proceeds we will receive before expenses. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment options.

                                                   Per  Total Without Total With
                                                  Share    Option       Option
                                                  ----- ------------- ----------
Public offering price............................    $         $           $
Underwriting discount............................    $         $           $
Proceeds, before expenses, to ORATEC.............    $         $           $

  The expenses of the offering, not including the underwriting discount, are estimated at $ million and are payable by us.

  The shares of common stock are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of some legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify their offer and to reject orders in whole or in part.

Over-allotment Options

  We have granted options to the underwriters, exercisable for 30 days after
the date of this prospectus, to purchase up to an aggregate of   additional
shares of common stock at the public offering price described on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise these options solely to cover over-allotments, if any, made on the sale of the common stock. To the extent that the underwriters exercise these options, each underwriter will be obligated, subject to some conditions, to purchase a number of additional shares of common stock proportionate to that underwriter's initial amount reflected in the above table.

Reserved Shares

  At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares to be sold to directors, officers, employees, business associates and related persons of ORATEC. The number of shares of common stock available for sale to the general public will be reduced to the extent those persons purchase reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the other shares offered hereby.

No Sales of Similar Securities

  We and our executive officers and directors and almost all of existing stockholders have agreed, with some exceptions, not to directly or indirectly, for a period of 180 days after the date of this prospectus:

  . offer, sell, contract to sell, grant any option or warrant for the sale of, register, or otherwise transfer, dispose of, loan, pledge or grant any rights with respect to any shares of capital stock of ORATEC or securities convertible into or exchangeable or exercisable for, or any rights to purchase or acquire, shares of capital stock of ORATEC, including, without limitation, common stock which may be deemed to be beneficially owned by the stockholder in accordance with the rules and regulations of the SEC.

  The foregoing restriction is expressly agreed to preclude stockholders from engaging in any hedging or other transaction which is designed to result in a disposition of securities during the 180-day lock-up period, even if such securities would be disposed of by someone other than the stockholder.

Initial Public Offering Price

  Prior to the offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, are

  . price-earnings ratios of publicly traded companies that the representatives believe to be comparable to ORATEC;

  . certain financial information about us and the industry in which we compete; and

  . an assessment of our management, our past and present operations, our prospects for, and timing of, future revenue, and the present state of our development.

  An active trading market for our common stock may not develop and the price at which our stock trades after the offering may be below the initial public offering price.

Price Stabilization, Short Positions and Penalty Bids

  Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and some selling group members to bid for and purchase the common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of the common stock. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.

  If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares of common stock than are set forth on the cover page of this prospectus, the representatives may reduce that short position by purchasing common stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment options described above.

  The representatives may also impose a penalty bid on other underwriters and selling group members, which means that if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases. The imposition of a penalty bid might also have an effect on the price of the common stock to the extent that it discourages resales of the common stock.

  Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in any stabilizing transactions or that these transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

  The validity of our common stock offered hereby will be passed upon for ORATEC by Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California 94025. Mark Weeks, a director of Venture Law Group, is the Secretary of ORATEC. Certain legal matters with respect to information contained in this prospectus under the captions "Risk Factors--We may be sued for violating the intellectual property rights of others" and "--If we do not protect our intellectual property rights, our competitive position may be impaired" and "Business--Patents and Proprietary Technology" will be passed upon for ORATEC by Wilson Sonsini Goodrich & Rosati, a Professional Corporation, patent counsel to ORATEC. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins, 650 Town Center Drive, 20th floor, Costa Mesa, CA 95626. As of the date of this prospectus, an investment partnership controlled by Venture Law Group beneficially owns 16,800 shares of ORATEC'S common stock. As of the date of this prospectus, partners of Wilson Sonsini Goodrich & Rosati, a Professional Corporation, beneficially own 27,000 shares of ORATEC's common stock.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

  The statements set forth in this prospectus under the captions "Risk Factors--We may be sued for violating the intellectual property rights of others" and "--If we do not protect our intellectual property rights, our competitive position may be impaired" and "Business--Patents and Proprietary Technology" have been reviewed and approved by Wilson Sonsini Goodrich & Rosati, a Professional Corporation, patent counsel to ORATEC, as experts in such matters, and are included herein in reliance upon its review and approval.

                            ADDITIONAL INFORMATION

  We have filed with the Securities and Exchange Commission a registration statement, which includes any amendments to the registration statement, on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement. Some items are contained in exhibits to the registration statement as permitted by the rules and regulations of the Securities and Exchange Commission. For further information with respect to ORATEC and the common stock offered by this prospectus, reference is made to the registration statement and its exhibits, and the financial statements and notes filed as a part of the registration statement. Statements made in this prospectus concerning the contents of any document are not necessarily complete. With respect to each document filed with the Securities and Exchange Commission as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved. The registration statement, including the exhibits, financial statements and notes filed as a part of the registration statement, as well as reports and other information filed with the Securities and Exchange Commission, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Securities and Exchange Commission located at Seven World Trade Center, 13th Floor, New York, New York, 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the Securities and Exchange Commission upon payment of fees prescribed by the Securities and Exchange Commission. These reports and other information may also be inspected without charge at a website maintained by the Securities and Exchange Commission. The address of the SEC site is http://www.sec.gov.

                           ORATEC INTERVENTIONS, INC.

                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors......................... F-2
Balance Sheets............................................................ F-3
Statements of Operations.................................................. F-4
Statement of Redeemable Convertible Preferred Stock and Stockholders'
 Equity................................................................... F-5
Statements of Cash Flows.................................................. F-6
Notes to Financial Statements............................................. F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
ORATEC Interventions, Inc.

  We have audited the accompanying balance sheets of ORATEC Interventions, Inc. as of December 31, 1997 and 1998, and the related statements of operations, cash flows, and statement of redeemable convertible preferred stock and stockholders' equity for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ORATEC Interventions, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

Palo Alto, California
February 25, 1999

  The foregoing report is in the form that will be signed upon the completion of the stock split described in Note 14 to the financial statements.

                                                           /s/ Ernst & Young LLP

Palo Alto, California
February 25, 1999

                           ORATEC INTERVENTIONS, INC.

                                 BALANCE SHEETS

                (In thousands, except share and per share data)

                                      December 31,                Pro forma at
                                    -----------------  March 31,   March 31,
                                     1997      1998      1999         1999
                                    -------  --------  ---------  ------------
                                                            (unaudited)
Assets
Current assets:
  Cash and cash equivalents........ $ 5,535  $ 11,583  $ 11,715
  Short term investments...........   3,650     3,998     4,126
  Accounts receivable, less
   allowance for doubtful accounts
   of $106 in 1997, $216 in 1998,
   and $357 in 1999................     897     2,905     3,633
  Inventories......................     502     1,421     1,708
  Prepaid expenses and other
   current assets..................     593       513       895
                                    -------  --------  --------
    Total current assets...........  11,177    20,420    22,077
Property and equipment, net........   2,241     3,775     3,568
                                    -------  --------  --------
                                    $13,418  $ 24,195  $ 25,645
                                    =======  ========  ========
Liabilities and stockholders'
 equity
Current liabilities:
  Bank borrowings.................. $    --  $  1,178  $  1,178
  Accounts payable.................   1,469     1,672     1,761
  Accrued compensation and
   benefits........................     276     1,327     1,114
  Other accrued liabilities........     432     1,637     2,231
  Current portion of notes
   payable.........................     --        --        295
  Current portion of equipment
   financing obligations...........     283       609       779
                                    -------  --------  --------
    Total current liabilities......   2,460     6,423     7,358
Long term notes payable............     --        --      3,705
Long term equipment financing
 obligations.......................     404     2,702     2,428
Commitments
Redeemable convertible preferred
 stock, $0.001 par value, issuable
 in series; 5,400,000 shares
 authorized in 1997, 7,440,000
 shares authorized in 1998 and 1999
 (5,000,000 shares pro forma);
 4,972,775, 7,227,453, and
 7,247,923 shares issued and
 outstanding in 1997, 1998, and
 1999, respectively (none pro
 forma); aggregate redemption value
 of $36,380 at December 31, 1998
 and $36,426 at March 31, 1999
 (none pro forma)..................  20,324    35,816    35,816     $    --
Common stock, $0.001 par value;
 9,600,000 shares authorized in
 1997, 11,940,000 shares authorized
 in 1998 and 1999 (75,000,000
 shares pro forma); 2,370,632,
 2,415,805, and 2,455,186 shares
 issued and outstanding in 1997,
 1998, and 1999, respectively
 (9,703,109 shares pro forma)......       2         2         2           10
Additional paid-in capital.........      26       268       385       36,193
Receivable from stockholder........    (124)      --        --           --
Accumulated deficit................  (9,674)  (21,016)  (24,049)     (24,049)
                                    -------  --------  --------
                                    $13,418  $ 24,195  $ 25,645
                                    =======  ========  ========

                            See accompanying notes.

                           ORATEC INTERVENTIONS, INC.

                            STATEMENTS OF OPERATIONS

                     (In thousands, except per share data)

                                                                Three months
                                   Years ended December 31,    ended March 31,
                                   --------------------------  ----------------
                                    1996     1997      1998     1998     1999
                                   -------  -------  --------  -------  -------
                                                                 (unaudited)
Sales............................  $   --   $ 2,600  $ 11,129  $ 1,572  $ 5,197
Cost of sales....................      --     1,741     6,566      987    2,829
                                   -------  -------  --------  -------  -------
Gross profit.....................      --       859     4,563      585    2,368
Operating expenses:
  Research and development.......      878    2,514     4,706      980    1,231
  Sales and marketing............      561    2,622     8,318    1,512    3,254
  General and administrative.....      945    2,721     2,724      498      810
                                   -------  -------  --------  -------  -------
Total operating expenses.........    2,384    7,857    15,748    2,990    5,295
                                   -------  -------  --------  -------  -------
Loss from operations.............   (2,384)  (6,998)  (11,185)  (2,405)  (2,927)
Interest and other income........      100      196       265       75      165
Interest and other expense.......      (18)     (30)     (422)     (19)    (271)
                                   -------  -------  --------  -------  -------
Net loss.........................  $(2,302) $(6,832) $(11,342) $(2,349) $(3,033)
                                   =======  =======  ========  =======  =======
Net loss per common share, basic
 and diluted.....................  $ (1.00) $ (2.91) $  (4.72) $ (0.99) $ (1.24)
                                   =======  =======  ========  =======  =======
Shares used in computing net loss
 per common share, basic and
 diluted.........................    2,304    2,347     2,403    2,381    2,438
Pro forma net loss per share,
 basic and diluted (unaudited)...                    $  (1.51)          $ (0.31)
                                                     ========           =======
Shares used in computing pro
 forma net loss per share, basic
 and diluted (unaudited).........                       7,525             9,673



                            See accompanying notes.

                           ORATEC INTERVENTIONS, INC.

              STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
                            AND STOCKHOLDERS' EQUITY

                       (In thousands, except share data)

                             Redeemable
                             Convertible
                           Preferred Stock    Common Stock   Additional
                          ----------------- ----------------  Paid-In   Receivable from Accumulated
                           Shares   Amount   Shares   Amount  Capital     Stockholder     Deficit
                          --------- ------- --------- ------ ---------- --------------- -----------
Balances at December 31,
 1995...................    255,933 $   474 2,298,000  $ 2      $  2         $ (45)      $   (540)
Cash payments on
 receivables from
 stockholders...........        --      --        --   --        --             45            --
Issuance of common stock
 upon exercise of stock
 options, net...........        --      --     21,450  --          1           --             --
Issuance of Series B
 redeemable convertible
 preferred stock........  1,914,198   4,307       --   --        --            --             --
Issuance of warrants to
 purchase 30,000 shares
 of Series B redeemable
 convertible preferred
 stock..................        --       11       --   --        --            --             --
Net and comprehensive
 loss...................        --      --        --   --        --            --          (2,302)
                          --------- ------- ---------  ---      ----         -----       --------
Balances at December 31,
 1996...................  2,170,131   4,792 2,319,450    2         3           --          (2,842)
Issuance of Series C
 redeemable convertible
 preferred stock........    865,511   4,328       --   --        --            --             --
Issuance of Series D
 redeemable convertible
 preferred stock (net of
 issuance costs of
 $96)...................  1,937,133  11,204       --   --        --           (124)           --
Issuance of common stock
 upon exercise of stock
 options................        --      --     51,182  --         23           --             --
Net and comprehensive
 loss...................        --      --        --   --        --            --          (6,832)
                          --------- ------- ---------  ---      ----         -----       --------
Balances at December 31,
 1997...................  4,972,775  20,324 2,370,632    2        26          (124)        (9,674)
Warrants to purchase
 73,412 shares of Series
 E preferred stock for
 loan arrangement.......        --      146       --   --        --            --             --
Compensation expense for
 non-employee options...        --      --        --   --        102           --             --
Issuance of common stock
 upon exercise of
 options, net...........        --      --     39,525  --        100           --             --
Grant of common stock in
 lieu of compensation...        --      --      5,648  --         40           --             --
Cash payments on
 receivable from
 stockholders...........        --      --        --   --        --            124            --
Issuance of Series E
 preferred stock (net of
 issuance costs of
 $625)..................  2,254,678  15,346       --   --        --            --             --
Net and comprehensive
 loss...................        --      --        --   --        --            --         (11,342)
                          --------- ------- ---------  ---      ----         -----       --------
Balances at December 31,
 1998...................  7,227,453  35,816 2,415,805    2       268           --         (21,016)
Issuance of common stock
 upon exercise of
 options (unaudited)....        --      --     39,381  --         92           --             --
Compensation expense for
 non-employee options
 (unaudited)............        --      --        --   --         25           --             --
Exercise of warrants for
 Series B redeemable
 convertible preferred
 stock (unaudited)......     20,470     --        --   --        --            --             --
Net and comprehensive
 loss (unaudited).......        --      --        --   --        --            --          (3,033)
                          --------- ------- ---------  ---      ----         -----       --------
Balances at March 31,
 1999 (unaudited).......  7,247,923 $35,816 2,455,186  $ 2      $385         $ --        $(24,049)
                          ========= ======= =========  ===      ====         =====       ========

                            See accompanying notes.

                           ORATEC INTERVENTIONS, INC.

                            STATEMENTS OF CASH FLOWS

                     Increase in cash and cash equivalents
                                 (In thousands)

                                                              Three months
                                Years ended December 31,     ended March 31,
                                --------------------------  ------------------
                                 1996     1997      1998      1998      1999
                                -------  -------  --------  --------  --------
                                                               (unaudited)
Operating activities
Net loss......................  $(2,302) $(6,832) $(11,342) $ (2,349) $ (3,033)
Adjustments to reconcile net
 loss to net cash used in
 operating activities:
  Depreciation and
   amortization...............       69      573     2,097       382       912
  Compensation expense for
   options granted to non-
   employees..................      --       --        102       --         25
  Issuance of equity for non-
   cash benefits..............      --       --        186       --        --
  Changes in operating assets
   and liabilities:
    Accounts receivable.......      --      (897)   (2,008)     (471)     (728)
    Inventories...............      (84)    (419)     (919)     (134)     (287)
    Prepaid expenses and other
     current assets...........      (93)    (491)       80       267      (382)
    Accounts payable..........      138    1,654       203     1,258        89
    Accrued compensation and
     benefits.................      (13)     228     1,051       (89)     (213)
    Other accrued
     liabilities..............      --       --      1,205      (388)      594
                                -------  -------  --------  --------  --------
Net cash used in operating
 activities...................   (2,285)  (6,184)   (9,345)   (1,524)   (3,023)
                                -------  -------  --------  --------  --------
Investing activities
Purchases of short term
 investments..................     (561)  (3,500)   (3,998)       (8)   (1,662)
Sales of short term
 investments..................      --       411     3,650       --      1,534
Capital expenditures..........     (674)  (2,183)   (3,631)   (1,266)     (705)
                                -------  -------  --------  --------  --------
Net cash used in investing
 activities...................   (1,235)  (5,272)   (3,979)   (1,274)     (833)
                                -------  -------  --------  --------  --------
Financing activities
Proceeds from issuance of
 preferred stock..............    4,318   15,408    15,346       --        --
Proceeds from issuance of
 common stock.................        1       23       100       --         92
Receipts from stockholder
 receivables..................       45      --        124       124       --
Payment of note payable.......      (35)     --        --        --        --
Proceeds from bank
 borrowings...................      --       --      1,178       --        --
Proceeds from notes payable...      --       --        --        --      4,000
Proceeds from equipment
 financing obligations........      395      506     3,000        33       --
Repayment of equipment
 financing obligations........      (51)    (163)     (376)      (13)     (104)
                                -------  -------  --------  --------  --------
Net cash provided by financing
 activities...................    4,673   15,774    19,372       144     3,988
                                -------  -------  --------  --------  --------
Net increase in cash and cash
 equivalents..................    1,153    4,318     6,048    (2,654)      132
Cash and cash equivalents at
 beginning of period..........       64    1,217     5,535     5,535    11,583
                                -------  -------  --------  --------  --------
Cash and cash equivalents at
 end of period................  $ 1,217  $ 5,535  $ 11,583  $  2,881  $ 11,715
                                =======  =======  ========  ========  ========
Supplemental schedule of
 noncash investing and
 financing activities
Issuance of stock to
 stockholders for
 receivables..................  $   --   $   124  $    --   $    --   $    --
                                =======  =======  ========  ========  ========
Supplemental disclosure of
 cash flow information
Cash payments for interest....  $    18  $    30  $    272  $     18  $    264
                                =======  =======  ========  ========  ========

                            See accompanying notes.

                          ORATEC INTERVENTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1998

 (Information for the three months ended March 31, 1998 and 1999 is unaudited)

1. Organization and Summary of Significant Accounting Policies

 The Company

  ORATEC Interventions, Inc. (the "Company") was incorporated in the State of California on May 26, 1993 to develop medical devices which use controlled thermal energy to treat spine and joint disorders. The Company's products use heat to shrink and repair damaged or stretched soft tissue.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from these estimates.

 Interim Financial Information

  The financial information at March 31, 1999 and for the three months ended March 31, 1998 and 1999 is unaudited but, in the opinion of management, has been prepared on the same basis as the annual financial statements and includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for such periods. Results for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for any subsequent period.

 Unaudited Pro Forma Redeemable Convertible Preferred Stock and Stockholders' Equity

  If the Company's initial public offering as described in Note 14 is consummated, all of the redeemable convertible preferred stock outstanding will automatically be converted into common stock. The unaudited pro forma redeemable convertible preferred stock and stockholders' equity at March 31, 1999 has been adjusted for the assumed conversion of redeemable convertible preferred stock based on the shares of redeemable convertible preferred stock outstanding at March 31, 1999.

 Cash Equivalents and Short Term Investments

  The Company considers all highly liquid investments purchased with original maturities of three months or less at the date of purchase to be cash equivalents.

  In accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company classifies its debt securities as "available-for-sale" securities for use in its current operations. Such debt securities are carried at amortized cost which approximates fair value. The cost of the securities sold is based on specific identification.

 Fair Value of Financial Instruments

  The fair values of marketable securities, as described in Note 5, are based on quoted market prices and are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The carrying value of those securities approximates their fair value.

                          ORATEC INTERVENTIONS, INC.

                               December 31, 1998

 (Information for the three months ended March 31, 1998 and 1999 is unaudited)

  The fair value of notes payable, as described in Note 10, are estimated by discounting the future cash flows using the current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying values of these obligations approximate their respective fair values.

  The fair value of short term and long term equipment financing obligations and bank borrowings, as described in Notes 8 and 9, are estimated based on current interest rates available to the Company for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying values of these obligations approximate their respective fair values.

 Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight line method over the estimated useful lives of the respective assets, generally two to seven years. The cost of generators in service is depreciated into cost of sales over an estimated useful life of two years.

 Impairment of Long-Lived Assets

  In accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Under SFAS 121, an impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, is assessed using discounted cash flows. Through March 31, 1999 there have been no such losses.

 Revenue Recognition

  The Company recognizes revenue upon shipment of products to customers, and, in some cases, when inventory provided to customers has been used at their facility as evidenced by receipt of a purchase order. If title to the products does not pass until receipt by the customer, revenue is deferred until proof of receipt is obtained. The Company's return policy allows customers to return new products up to 90 days after a sale. To date, returns have been insignificant. The Company has retained title to the majority of arthroscopy generators, which they have placed with customers for their use with the Company's disposable arthroscopy probes. The Company is placing spine generators with customers for a demonstration period. The Company recognizes revenue upon customer acceptance evidenced by the issuance of a customer purchase order.

 Advertising Costs

  Advertising costs are expensed as incurred. Advertising costs were not material in 1996, 1997, 1998, and the three months ended March 31, 1999.

 Dependence on Single Supplier

  The Company purchases all of its electrothermal generators from a sole source third party supplier. There are no other third party contractors who could readily assume this manufacturing function. Any delay in production of generators could result in the failure to meet customer demand. At March 31, 1999, the Company had a commitment of $2.4 million to purchase electrothermal generators.

                           ORATEC INTERVENTIONS, INC.

                               December 31, 1998

 (Information for the three months ended March 31, 1998 and 1999 is unaudited)

 Stock-Based Compensation

  The Company accounts for grants of stock options and common stock purchase rights in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees and Related Interpretations." Information regarding pro forma adjustments to net loss, as required by Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), is included in Note 11.

 Comprehensive Income (Loss)

  As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires unrealized gains or losses on the Company's available-for-sale investments to be included in other comprehensive income. At December 31, 1997 and 1998, and at March 31, 1999, comprehensive loss approximated net loss as other comprehensive income was not material.

 Net Loss Per Share

  Basic earnings per share is calculated based on the weighted-average number of common shares outstanding during the period. Diluted earnings per share gives effect to the dilutive effect of common stock equivalents consisting of stock options and warrants (calculated using the treasury stock method).

  The computation of pro forma net loss per share includes shares issuable upon the conversion of outstanding shares of convertible preferred stock (using the as-if converted method) from the original date of issuance.

  A reconciliation of shares used in the calculations is as follows (in thousands):

                                                                       Three
                                                                      months
                                                     Years ended    ended March
                                                    December 31,        31,
                                                  ----------------- -----------
                                                  1996  1997  1998  1998  1999
                                                  ----- ----- ----- ----- -----
                                                                    (unaudited)
Basic and diluted:
  Weighted-average shares of common stock
   outstanding................................... 2,304 2,347 2,403 2,381 2,438
                                                  ===== ===== ===== ===== =====
Pro forma basic and diluted:
  Shares used above..............................             2,403       2,438
  Pro forma adjustment to reflect weighted-
   average effect of assumed conversion of
   redeemable convertible preferred stock........             5,122       7,235
                                                              -----       -----
                                                              7,525       9,673
                                                              =====       =====

  The following outstanding options, warrants, and redeemable convertible preferred stock (on an as converted basis and including a warrant to purchase 73,412 shares of Series E preferred stock due to be issued at December 31,
1998) were excluded from the computation of diluted net loss per share as they had an antidilutive effect (in thousands):

                                                     December 31,     March 31,
                                                   ----------------- -----------
                                                   1996  1997  1998  1998  1999
                                                   ----- ----- ----- ----- -----
                                                                     (unaudited)
Options and warrants..............................   790 1,421 1,791 1,522 1,967
Redeemable convertible preferred stock............ 2,170 4,973 7,227 4,973 7,248

                          ORATEC INTERVENTIONS, INC.

                               December 31, 1998

 (Information for the three months ended March 31, 1998 and 1999 is unaudited)


Recent Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities" ("SFAS 133") which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS 133 is effective for fiscal years beginning after June 15, 1999 and is not anticipated to have an impact on the Company's results of operations or financial condition when adopted as the Company holds no derivative financial instruments and does not currently engage in hedging activities.

2. Accounts Receivable

  Accounts receivable is stated net of allowance for doubtful accounts. A summary of movement in the allowance is as follows (in thousands):

                                                       December 31,
                                                      ---------------  March 31,
                                                      1996  1997 1998    1999
                                                      ----  ---- ----  ---------
   Balance at beginning of period.................... $ 20  $--  $106    $216
   Additions charged to costs and expenses...........  --    106  151     141
   Write-off of uncollectible accounts...............  (20)  --   (41)    --
                                                      ----  ---- ----    ----
   Balance at end of period.......................... $--   $106 $216    $357
                                                      ====  ==== ====    ====

3. Inventories

  Inventories are stated at the lower of standard cost or market. Standard costs approximate average actual costs. Inventories are summarized below (in thousands):

                                                         December 31,
                                                         ------------- March 31,
                                                         1997   1998     1999
                                                         ------------- ---------
   Raw materials........................................ $ 122 $   432  $  456
   Work in-process......................................    58      41      89
   Finished goods.......................................    87     370     398
   Electrothermal generators held for sale..............   235     578     765
                                                         ----- -------  ------
                                                         $ 502 $ 1,421  $1,708
                                                         ===== =======  ======

4. Property and Equipment

  Property and equipment consists of the following (in thousands):

                                                      December 31,
                                                     ---------------  March 31,
                                                      1997    1998      1999
                                                     ------  -------  ---------
   Electrothermal generators........................ $1,807  $ 4,692   $ 5,405
   Computers, machinery, and equipment..............    760    1,148     1,283
   Furniture and fixtures...........................    224      459       308
   Leasehold improvements...........................     95      218       226
                                                     ------  -------   -------
                                                      2,886    6,517     7,222
   Less accumulated depreciation and amortization...   (645)  (2,742)   (3,654)
                                                     ------  -------   -------
   Property and equipment, net...................... $2,241  $ 3,775   $ 3,568
                                                     ======  =======   =======

                          ORATEC INTERVENTIONS, INC.

                               December 31, 1998

 (Information for the three months ended March 31, 1998 and 1999 is unaudited)

5. Marketable Securities

  Marketable securities consist of the following (in thousands):

                                             Amortized Cost and Fair Value at
                                             ------------------------------------
                                                December 31,
                                             ---------------------  March 31,
                                               1997       1998         1999
                                             ---------- ---------- --------------
   Certificates of deposit.................. $      150 $    1,000  $     1,000
   Corporate commercial paper...............      3,500      2,998        5,664
   Asset-backed auction rate securities.....        900      4,500        8,100
                                             ---------- ----------  -----------
                                             $    4,550 $    8,498  $    14,764
                                             ========== ==========  ===========
   Reported as:
     Cash equivalents....................... $      900 $    4,500  $    10,638
     Short term investments.................      3,650      3,998        4,126
                                             ---------- ----------  -----------
                                             $    4,550 $    8,498  $    14,764
                                             ========== ==========  ===========

  At December 31, 1998 and March 31, 1999, the average maturity of the investments was approximately two months.

  There were no material gross realized gains or losses from sales of securities in the periods presented. Unrealized gains and losses on investments were not material at December 31, 1997 and 1998, or March 31, 1999.

6. Other Accrued Liabilities

  Other accrued liabilities consisted of the following (in thousands):

                                                         December 31,
                                                         ------------- March 31,
                                                         1997   1998     1999
                                                         ------------- ---------
   Professional fees.................................... $  50 $   529  $  598
   Dealer commissions...................................   156     138     177
   Clinical and development costs.......................   200     452     632
   Other................................................    26     518     824
                                                         ----- -------  ------
                                                         $ 432 $ 1,637  $2,231
                                                         ===== =======  ======

7. Operating Lease Commitments

  The Company leases its facilities under various agreements expiring through July 2003. Rent expense was approximately $90,000, $230,000, and $320,000 for the years ended December 31, 1996, 1997, and 1998. The

                          ORATEC INTERVENTIONS, INC.

                               December 31, 1998

 (Information for the three months ended March 31, 1998 and 1999 is unaudited)

Company has the option to extend the term of its operating leases for three additional years. At December 31, 1998, minimum future rental payments under operating leases are as follows (in thousands):

   Year ended December 31,
   1999................................................................. $  476
   2000.................................................................    425
   2001.................................................................    246
   2002.................................................................    255
   2003.................................................................    130
                                                                         ------
                                                                         $1,532
                                                                         ======

8. Equipment Financing Obligations

  In March 1996, a financial institution made available to the Company equipment loans of up to $500,000 on which interest accrues at a rate of 8% per annum. Final drawdown under this line was made in September 1997.

  In October 1997, two financial institutions made available to the Company equipment loans of up to an aggregate $1,000,000 on which interest is fixed at the time of each drawdown. At December 31, 1998, approximately $924,000 had been drawn down under three promissory notes with interest ranging between 7% and 8%. Principal and interest under the notes must be repaid according to the terms of each promissory note issued. In accordance with the loan agreements, the Company granted the lenders perfected security interests in specific equipment.

  In August 1998, a financial institution made available to the Company an equipment loan of up to $2,500,000 on which the interest is fixed at the time of each drawdown. The loan is secured by a security interest in the equipment financed and a junior interest in the other assets of the Company. At December 31, 1998, the Company had drawn down $2,175,800 of the loan with interest rates of 12% to 13%.

  Future minimum payments under equipment financing obligations are as follows at December 31, 1998 (in thousands):

   Fiscal year ended December 31,
     1999............................................................... $  965
     2000...............................................................  1,359
     2001...............................................................  1,936
                                                                         ------
   Total minimum payments...............................................  4,260
   Less amount representing interest....................................   (949)
                                                                         ------
   Present value of minimum payments....................................  3,311
   Less current portion.................................................   (609)
                                                                         ------
   Long term portion.................................................... $2,702
                                                                         ======

                           ORATEC INTERVENTIONS, INC.

                               December 31, 1998

 (Information for the three months ended March 31, 1998 and 1999 is unaudited)

9. Bank Borrowings

  In June 1998, the Company entered into a loan and security agreement for a revolving line of credit of up to $2,500,000. The line of credit bears interest at 1% above the prime rate and has a first priority security interest over the assets of the Company. The Company is subject to certain covenants under the terms of the agreement including a maximum debt to tangible net worth ratio of 2:1, and was not in compliance for the month of September 30, 1998 and the quarter then ended, for which the Company received a waiver. At December 31, 1998 and March 31, 1999, the balance outstanding under this agreement was $1,177,579 and the unused line of credit was $1,322,421. The principal and all accrued interest is due in June 1999. The weighted-average interest rate for 1998 was 9.2%.

  In association with the loan and security agreement above, the Company received a letter of credit for $75,000 which expires in August 2000 to secure a building lease obligation. At December 31, 1998, no amount has been drawn against the letter of credit.

10. Notes Payable

  In December 1998, a financial institution made available to the Company a loan facility of up to $4,000,000 which bears interest at 13.5% per annum, subject to changes in the three year treasury rates. The loan is covered by a subordinated security interest in the assets of the Company. In connection with set up of the loan arrangement, the Company agreed to issue to the financial institution a warrant to purchase 73,412 shares of the Company's Series E preferred stock at $7.08 per share. For accounting purposes, the warrant was valued at $145,821 and has been fully expensed in 1998. At December 31, 1998, no amounts had been drawn down against this loan.

  At March 31, 1999, the total loan of $4,000,000 was outstanding in the form of two notes payable of $2,000,000 each bearing interest at 13.1% per annum. The notes are repayable over three years after an initial twelve months of interest-only payments. The annual maturities of the notes at March 31, 1999 were as follows: zero through December 31, 1999, $1,705,000, $2,107,000 and $188,000 for the years ended December 31, 2000, 2001 and 2002, respectively.

11. Redeemable Convertible Preferred Stock and Common Stock

 Redeemable Convertible Preferred Stock

  A summary of redeemable convertible preferred stock ("preferred stock") is as follows:

                         December 31, 1997                  December 31, 1998                    March 31, 1999
                 ---------------------------------- ---------------------------------- ----------------------------------
                                        Redemption/                        Redemption/                        Redemption/
                            Issued and  Liquidation            Issued and  Liquidation            Issued and  Liquidation
                 Authorized Outstanding    Value    Authorized Outstanding    Value    Authorized Outstanding    Value
                 ---------- ----------- ----------- ---------- ----------- ----------- ---------- ----------- -----------
Series A........   180,000     156,245  $   250,000   156,245     156,245  $   250,000   156,245     156,245  $   250,000
Series B........ 2,222,222   2,013,886    4,531,268 2,077,234   2,013,886    4,531,268 2,077,234   2,034,356    4,577,326
Series C........   900,000     865,511    4,327,638   886,531     865,511    4,327,638   886,531     865,511    4,327,638
Series D........ 1,971,428   1,937,133   11,299,998 1,937,133   1,937,133   11,299,998 1,937,133   1,937,133   11,299,998
Series E........       --          --           --  2,382,457   2,254,678   15,970,680 2,382,857   2,254,678   15,970,680
Undesignated
 preferred
 stock..........   126,350         --           --        --          --           --        --          --           --
                 ---------   ---------  ----------- ---------   ---------  ----------- ---------   ---------  -----------
                 5,400,000   4,972,775  $20,408,904 7,440,000   7,227,453  $36,379,584 7,440,000   7,247,923  $36,425,642
                 =========   =========  =========== =========   =========  =========== =========   =========  ===========

  Each share of Series A, B, C, D, and E preferred stock is convertible, at the option of the holder, into one share of common stock, subject to certain adjustments for antidilution. Upon the approval of the holders of a

                          ORATEC INTERVENTIONS, INC.

                               December 31, 1998

 (Information for the three months ended March 31, 1998 and 1999 is unaudited)

majority of the outstanding shares of the Series A, B, C, D, or E preferred stock, voting as a single class, and a majority of the Series D and E preferred stock, together voting as a single class, the Series A, B, C, D, or E preferred stock are convertible to one share of common stock, subject to adjustments for antidilution. Additionally, the preferred stock will automatically convert into common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the Company receives at least $20,000,000 in gross proceeds and the price per share is at least $11.67 (subject to adjustment for a recapitalization, stock splits, or stock dividends).

  Series A, B, C, D, and E preferred stockholders are entitled to annual noncumulative dividends at a rate of $0.13, $0.18, $0.40, $0.48, and $0.57 per share, before and in preference to any dividends paid on common stock, when and as declared by the board of directors. No dividends have been declared as of December 31, 1998.

  The Series A, B, C, D, and E preferred stockholders are entitled to receive, upon liquidation or certain merger transactions, a distribution of $1.60, $2.25, $5.00, $5.83, and $7.08 per share, (subject to adjustment for a recapitalization) plus all declared but unpaid dividends. Thereafter, the remaining assets and funds, if any, shall be distributed among the holders of the Series D and E preferred stock and the common stock pro rata based on the number of shares held by each until the Series D and E preferred stockholders have received an aggregate of $17.50 per share. Thereafter, the remaining assets and funds, if any, shall be distributed ratably on a per share basis among the common stockholders.

  If, upon liquidation, dissolution, or winding up of the Company, the assets and funds distributed among the preferred stockholders are insufficient to permit the payment to which they are entitled as set forth above, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of Series A, B, C, D, and E preferred stock in proportion to the aggregate preferential amounts owed to each such holder.

  The Series A, B, C, D, and E preferred stockholders have voting rights substantially equal to the common shares they would own upon conversion, with certain additional protective provisions requiring a separate class vote of the preferred stock.

  As long as at least 600,000 shares of Series D preferred stock remains outstanding, the Series D preferred stockholders shall have the right to elect one member of the board of directors of the corporation. As long as at least 600,000 shares of Series E preferred stock remains outstanding, the Series E preferred stockholders shall have the right to elect one member of the board of directors of the corporation. All other members of the board of directors shall be elected by the Series A, B, C, D, and E and common stockholders, voting as a single class on an as-converted basis.

  In accordance with the amended and restated Investor Rights Agreement that the Company entered into in December 1998, holders of at least 40% of the common stock issued or issuable upon conversion of the Series A, B, C, D, and E preferred stock may request the Company to file a registration statement covering the registration of those securities outstanding, if the aggregate offering price to the public exceeds $5,000,000 after the earlier of December 31, 2000 or six months after the effective date of the first registration statement for a public offering of the Company's securities. The Investor Rights Agreement also contains certain additional registration and information rights for the benefit of the holders of the Series A, B, C, D, and E preferred stock.

                          ORATEC INTERVENTIONS, INC.

                               December 31, 1998

 (Information for the three months ended March 31, 1998 and 1999 is unaudited)

 1995 Stock Plan

  In July 1995, the Company adopted the 1995 Stock Plan (the "Plan") which provides for the issuance of common stock options and common stock purchase rights to employees and consultants of the Company. The Plan permits the Company to (i) grant incentive stock options to employees at no less than 100% of fair value at date of grant as determined by the board of directors; (ii) grant nonstatutory stock options at no less than 85% of fair value; and (iii) sell common stock at no less than 85% of fair value subject to stock purchase agreements. At December 31, 1998, the Company had issued 8,647 shares of common stock under the Plan. Incentive stock options become exercisable ratably generally over four years from the date of grant. Nonstatutory stock options become exercisable ratably generally over two years from the date of grant. The term of the Plan is 10 years. At December 31, 1998, the Company had 454,054 options available for future grant (208,831 at March 31, 1999).

  A summary of option activity under the Plan is as follows:

                                             Years ended December 31,
                             ------------------------------------------------------------ Three months ended
                                   1996                1997                 1998            March 31, 1999
                             ------------------ -------------------- -------------------- --------------------
                                      Weighted-            Weighted-            Weighted-            Weighted-
                                       Average              Average              Average              Average
                                      Exercise             Exercise             Exercise             Exercise
                             Options    Price    Options     Price    Options     Price    Options     Price
                             -------  --------- ---------  --------- ---------  --------- ---------  ---------
Outstanding at
 beginning of period.......  132,000   $0.002     727,050    $0.58   1,337,052    $1.12   1,633,098    $2.43
 Granted...................  613,500   $ 0.70     734,760    $1.65     494,213    $5.77     285,000    $7.08
 Canceled..................      --       --      (72,782)   $0.47    (114,392)   $3.13     (39,777)   $3.88
 Exercised.................  (18,450)  $ 0.03     (51,976)   $0.38     (83,775)   $1.27     (39,381)   $2.20
                             -------            ---------            ---------            ---------
Outstanding at
 end of period.............  727,050   $ 0.58   1,337,052    $1.12   1,633,098    $2.43   1,838,940    $3.13
                             =======            =========            =========            =========
Weighted-average
 fair value of options
 granted during the period..           $ 0.13                $0.25                $0.97                $1.28
                                       ======                =====                =====                =====

                                          December 31, 1998
                          -------------------------------------------------
                                                               Options
                                Options Outstanding          Exercisable
                          ------------------------------- -----------------
                                     Weighted-
                                      Average   Weighted-         Weighted-
                                     Remaining   Average  Number   Average
                          Number of Contractual Exercise    of    Exercise
Range of Exercise Prices   Options     Life       Price   Options   Price
------------------------  --------- ----------- --------- ------- ---------
$0.002 - $0.17              321,044    8.08       $0.13   277,184   $0.15
 $1.25 - $4.17            1,026,571    9.72       $1.78   441,512   $1.53
 $5.83 - $8.33              285,483    9.72       $7.37    13,364   $6.87
                          ---------                       -------
                          1,633,098    9.39       $2.43   732,060   $1.10
                          =========                       =======

                           ORATEC INTERVENTIONS, INC.

                               December 31, 1998

 (Information for the three months ended March 31, 1998 and 1999 is unaudited)



                                           March 31, 1999
                          -------------------------------------------------
                                                               Options
                                Options Outstanding          Exercisable
                          ------------------------------- -----------------
                                     Weighted-
                                      Average   Weighted-         Weighted-
                                     Remaining   Average  Number   Average
                          Number of Contractual Exercise    of    Exercise
Range of Exercise Prices   Options     Life       Price   Options   Price
------------------------  --------- ----------- --------- ------- ---------
$0.002 - $0.17              317,562    7.84       $0.14   282,928   $0.14
 $1.25 - $4.17              960,045    9.45       $1.73   481,415   $1.54
 $5.83 - $8.33              561,333    9.70       $7.22    19,516   $7.02
                          ---------                       -------
                          1,838,940    9.25       $3.13   783,859   $1.17
                          =========                       =======

  Options exercisable at December 31, 1996 and 1997 were 153,857 and 457,098.

  Pro forma information regarding net loss is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options issued under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using the minimum value method and assumptions for 1996, 1997, and 1998 as follows: risk-free interest rates of 6%, 6%, and 4.5%; weighted-average expected life of the options was approximately 48 months and no dividends. The effect of applying SFAS 123 to the Company's stock option awards would have resulted in a net loss of $11,487,000 (or $4.78 per common share) for the year ended December 31, 1998. The pro forma effect for the years ended December 31, 1996 and 1997 were not materially different from the actual net losses reported. The pro forma net loss is not necessarily indicative of potential pro forma effects on results for future years.

  The Company has granted 52,382 options to nonemployees in 1998, which resulted in compensation expense of $102,000 for the year. The options vest primarily over a two-year period and, therefore, the Company will record additional expense related to these options in 1999 and 2000.

 Warrants

  In February 1996, the Company issued to an employee a warrant to purchase 30,000 shares of Series B preferred stock at a purchase price of $2.25 per share. In the three months ended March 31, 1999, these warrants were exercised or cancelled.

  In March 1996, the Company issued a warrant to purchase 33,333 shares of Series B preferred stock at a purchase price of $2.25 per share in conjunction with obtaining equipment financing from a lender. The warrant expires in five years from the issuance date, subject to acceleration upon the occurrence of certain events.

  In October 1997, the Company issued warrants to purchase 21,000 shares of Series C preferred stock at $5.00 per share in conjunction with obtaining an equipment financing facility. The warrants expire in ten years from the issuance date, subject to acceleration upon the occurrence of certain events.

  In December 1998, the Company entered into negotiations with a lender to obtain debt financing (see Note 10). As an inducement to conduct negotiations, the Company agreed to issue a warrant to purchase 73,412 shares of Series E preferred stock at a purchase price of $7.08 per share. The warrant expires January 2004, subject to acceleration upon the occurrence of certain events.

                           ORATEC INTERVENTIONS, INC.

                               December 31, 1998

 (Information for the three months ended March 31, 1998 and 1999 is unaudited)


  As of December 31, 1998, warrants to purchase a total of 63,333 shares of Series B preferred stock and the warrants to purchase 21,000 shares of Series C preferred stock were outstanding. The warrant to purchase 73,412 shares of Series E preferred stock was due to be issued at December 31, 1998.

 Reserved Stock

  As of December 31, 1998, the Company has reserved shares of common stock for future issuance as follows:

   Stock plan......................................................... 2,087,152
   Redeemable convertible preferred stock and warrants................ 7,385,198
                                                                       ---------
                                                                       9,472,350
                                                                       =========

  In addition, the Company has reserved the following shares of preferred stock for issuance upon exercise of stock warrants:

   Series B preferred stock.............................................. 63,333
   Series C preferred stock.............................................. 21,000
   Series E preferred stock.............................................. 73,412

12. Income Taxes

  As of December 31, 1998, the Company had federal and state net operating loss carryforwards of approximately $20,000,000 and $6,400,000. The Company also had federal research and development tax credit carryforwards of approximately $200,000. The net operating loss and credit carryforwards will expire at various dates beginning in 2009 through 2018, if not utilized.

  Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses before utilization.

  As of December 31, 1997 and 1998, the Company had deferred tax assets of approximately $3,700,000 and $8,000,000. The net deferred tax asset has been fully offset by a valuation allowance. The valuation allowance increased by $950,000, $2,500,000, and $4,300,000 for the years ended December 31, 1996,
1997, and 1998. Deferred tax assets relate primarily to net operating loss carryforwards, research credits, and capitalized research and development costs.

13. Segment Reporting

  In 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for the reporting of selected financial information about a company's operating segments and disclosures about a company's products, geographical areas and major customers.

  Since inception, the Company has been primarily engaged in one reportable operating segment, providing medical devices which use controlled thermal energy to treat spine and joint disorders. At the present time, the

                          ORATEC INTERVENTIONS, INC.

                               December 31, 1998

 (Information for the three months ended March 31, 1998 and 1999 is unaudited)

Company is organized and managed along functional lines. The Company's President and Chief Executive Officer evaluates performance and allocates resources based on the operating results of the whole company. Revenues are tracked per product line (spine and arthroscopy) but the operating expenses of the Company are not allocated to individual product lines so that no measure of profit or loss for any product line of the Company is available. The Company attributes revenues from customers to individual countries based on the location of the customer. Substantially all of the Company's revenues to date have been derived from sales to customers in the U.S. Further, all of the Company's assets have been located in the U.S. for all periods presented. The Company's current products consist of two minimally invasive systems for the treatment of spine and joint disorders.

  The Company's spine and arthroscopy product sales are as follows (in thousands):

                                                                   Three months
                                                   Years ended         ended
                                                  December 31,       March 31,
                                               ------------------- -------------
                                               1996  1997   1998    1998   1999
                                               ---- ------ ------- ------ ------
Spine......................................... $--  $  --  $ 1,246 $  --  $1,525
Arthroscopy...................................  --   2,600   9,883  1,572  3,672
                                               ---- ------ ------- ------ ------
                                               $--  $2,600 $11,129 $1,572 $5,197
                                               ==== ====== ======= ====== ======

14. Initial Public Offering, Reincorporation in Delaware and Stock Split (Unaudited)

  In May 1999, the Company's board of directors authorized management to file a registration statement with the Securities and Exchange Commission to permit the Company to sell shares of its common stock to the public. Upon completion of the Company's initial public offering, all of the Company's outstanding redeemable convertible preferred stock will be converted into 7,247,923 shares of common stock.

  On July 1, 1999, the Company's board of directors authorized the reincorporation of the Company in the State of Delaware. This reincorporation is to be effective prior to the Company's initial public offering. Upon reincorporation and the closing of the Company's initial public offering, the Company will be authorized to issue 75,000,000 shares of common stock and 5,000,000 shares of preferred stock. The change in authorized common stock has been reflected in the pro forma redeemable convertible preferred stock and stockholders' equity as of March 31, 1999. The accompanying financial statements have been adjusted retroactively to reflect all other effects of the reincorporation.

  On July 1, 1999, the Company's board of directors approved a reverse stock split of three shares for every five shares of common and preferred stock then outstanding. The reverse stock split will become effective prior to the time of the Company's initial public offering. Accordingly, the accompanying financial statements have been adjusted retroactively to reflect the reverse split.

15. Subsequent Events (Unaudited)

  On May 14, 1999, the Company granted options to purchase 96,300 shares of common stock at $7.08 per share. On May 24, 1999, the Company granted options to purchase 15,900 shares of common stock at $12.50 per share. On July 1, the Company granted options to purchase 113,850 shares of common stock at $12.50 to $13.33 per share. Deferred compensation of approximately $350,000 will be recorded in the quarter ended June 30, 1999 for these option grants based on the deemed fair value of the common stock. The deferred compensation will be amortized to expense over the four year average vesting period of the options.

                          ORATEC INTERVENTIONS, INC.

                               December 31, 1998

 (Information for the three months ended March 31, 1998 and 1999 is unaudited)


  On July 1, 1999, the board of directors approved an amendment to the 1995 Plan, subject to stockholder approval, to increase the number of shares reserved for issuance by 750,000 shares. Further, the number of shares reserved for issuance are subject to an automatic annual increase on January 1, 2000, 2001 and 2002 equal to the lesser of (i) 750,000 shares, (ii) 4% of the shares of common stock outstanding on the last day of the immediately preceding fiscal year, or (iii) such lesser number of shares as the board of directors determines.

  On July 1, 1999, the board of directors approved the adoption of the 1999 Employee Stock Purchase Plan (the "1999 Purchase Plan"), subject to stockholder approval. A total of 250,000 shares of common stock has been reserved for issuance under the 1999 Purchase Plan. The number of shares reserved for issuance is subject to an automatic annual increase on January 1, 2001, 2002 and 2003 equal to the lesser of (i) 250,000 shares, (ii) 2% of the outstanding common stock on the last day of the immediately preceding fiscal year, or (iii) such lesser number of shares as the board of directors determines. The 1999 Purchase Plan permits eligible employees to acquire shares of the Company's common stock through periodic payroll deductions of up to 15% of total compensation. An employee may purchase no more than 2,000 shares during any given offering period. Each offering period will have a maximum duration of approximately six months. The price at which the common stock may be purchased is 85% of the lesser of the fair market value of the Company's common stock at the beginning or the end of each offering period. The initial offering period will commence on the effectiveness of the initial public offering and will end on April 30, 2000.

  On July 1, 1999 the board of directors, subject to stockholder approval, approved the 1999 Directors' Option Plan (the "Directors' Plan"), which provides for the grant of nonqualified stock options to nonemployee directors of the Company. A total of 200,000 shares of common stock have been reserved for issuance under the Directors' Plan.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       Shares


                              [LOGO OF ORATEC(R)]

                                  Common Stock

                                 ------------

                                   PROSPECTUS

                                 ------------

                              Merrill Lynch & Co.

                               J.P. Morgan & Co.

                           U.S. Bancorp Piper Jaffray

                                       , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than the underwriting discount and commissions, payable by ORATEC in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                       Amount to
                                                                        be Paid
                                                                       ---------
   Securities and Exchange Commission registration fee................  $13,588
   NASD filing fee....................................................  $ 5,388
   Nasdaq National Market listing fee.................................  $84,875
   Printing and engraving expenses....................................
   Legal fees and expenses............................................
   Accounting fees and expenses.......................................
   Blue Sky qualification fees and expenses...........................
   Transfer Agent and Registrar fees..................................
   Miscellaneous fees and expenses....................................
                                                                        -------
   Total..............................................................
                                                                        =======

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under some circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. Article XII of ORATEC's certificate of incorporation (Exhibit 3.4) and Article VI of ORATEC's Bylaws (Exhibit 3.7) provide for indemnification of ORATEC's directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, ORATEC has entered into Indemnification Agreements (Exhibit 10.11) with its officers and directors. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among ORATEC and the underwriters with respect to some matters, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

  Since June 30, 1996, ORATEC has sold and issued the following securities:

    (1) In March through December 1997, we issued and sold shares of Series C preferred stock convertible into an aggregate of 865,511 shares of common stock to a total of 120 investors for an aggregate purchase price of $4,327,638.
    (2) In October 1997, we issued warrants to purchase shares of Series C preferred stock convertible into an aggregate of 21,000 shares of common stock to two lenders.
    (3) In November and December 1997, we issued and sold shares of Series D preferred stock convertible into an aggregate of 1,937,133 shares of common stock to a total of 60 investors for an aggregate purchase price of $11,299,998.
    (4) In December 1998, we issued and sold shares of Series E preferred stock convertible into an aggregate of 2,254,678 shares of common stock to a total of 59 investors for an aggregate purchase price of $15,970,680.
    (5) In January 1999, we issued a warrant to purchase Series E preferred stock convertible into an aggregate of 73,412 shares of common stock to one lender.
    (6) In February 1999, we issued and sold 20,470 shares of Series B preferred stock to an executive officer upon his exercise of a warrant.

    (7) From July 1995 through June 30, 1999, under our 1995 Stock Plan, 233,019 shares of common stock had been issued upon exercise of options, 11,647 shares of common stock had been issued pursuant to restricted stock purchase agreements and 1,881,000 shares of common stock were issuable upon exercise of outstanding options.

  The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. In addition, the issuances described in Item 7 were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution and appropriate legends were affixed to the share certificates and warrants issued in the transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

     Number                             Description
     ------                             -----------
      1.1*  Form of Underwriting Agreement.
      3.1   Amended and Restated Articles of Incorporation (current).
      3.2   Certificate of Incorporation for reincorporation in Delaware (as proposed).
      3.3   Amended and Restated Certificate of Incorporation for reverse stock split (as proposed).
      3.4   Amended and Restated Certificate of Incorporation, post-IPO (as proposed).
      3.5   Bylaws, as amended (current).
      3.6   Bylaws for reincorporation in Delaware (as proposed).
      3.7   Amended and Restated Bylaws, post-IPO (as proposed).
      4.1*  Specimen Stock Certificate.
      5.1*  Opinion of Venture Law Group regarding the legality of the common stock being registered.
     10.1   Amended and Restated Investors' Rights Agreement dated December 7,
             1998 among ORATEC and certain investors.
     10.2   Employment Letter Agreement dated October 29, 1997 between ORATEC and Nancy V. Westcott.
     10.3   Employment Agreement dated July 14, 1997 between ORATEC and Kenneth
             W. Anstey.
     10.4   Employment Agreement dated August 21, 1996 and First Amendment to
             Employment Agreement dated July 14, 1997 between ORATEC and Hugh
             Sharkey.
     10.5   Change of Control Letter Agreement dated 1996 between ORATEC and
             Roger Lipton.
     10.6   1995 Stock Plan, as amended, and form of option agreement.
     10.7   1999 Directors' Stock Option Plan and form of option agreement.
     10.8   1999 Employee Stock Purchase Plan and form of subscription agreement.
     10.9   Lease dated May 7, 1998 between ORATEC and White Properties Joint
             Venture (as amended).
     10.10  Lease dated August 2, 1996 between ORATEC and Huettig &
             Schromm/Heaton & Keyser.
     10.11  Form of Indemnification Agreement between ORATEC and officers and directors.
     23.1   Consent of Ernst & Young LLP, Independent Auditors.
     23.2*  Consent of Venture Law Group, A Professional Corporation (See
             Exhibit 5.1).
     23.3   Consent of Wilson Sonsini Goodrich & Rosati, a Professional
             Corporation.
     23.4   Power of Attorney (See page II-4).
     27.1   Financial Data Schedule.

--------
*  To be filed by amendment.

  (b) Financial Statement Schedules

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in the denominations and registered in the names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Menlo Park, State of California, on July 9, 1999.

                                          ORATEC INTERVENTIONS, INC.

                                                 /s/ Kenneth W. Anstey
                                          By: _________________________________
                                                     Kenneth W. Anstey
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Kenneth W. Anstey and Nancy V. Westcott and each of them, as his or her attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date

      /s/ Kenneth W. Anstey            President, Chief Executive    July 9, 1999
______________________________________  Officer and Director
          Kenneth W. Anstey             (Principal Executive
                                        Officer)

      /s/ Nancy V. Westcott            Chief Financial Officer       July 9, 1999
______________________________________  (Principal Financial and
          Nancy V. Westcott             Accounting Officer)

       /s/ Stephen Brackett            Director                      July 9, 1999
______________________________________
           Stephen Brackett

     /s/ Gary S. Fanton, M.D.          Director                      July 9, 1999
______________________________________
         Gary S. Fanton, M.D.

      /s/ Richard M. Ferrari           Director                      July 9, 1999
______________________________________
          Richard M. Ferrari

              Signature                          Title                   Date

     /s/ Patrick F. Latterell          Director                      July 9, 1999
______________________________________
         Patrick F. Latterell

    /s/ Jeffrey A. Saal, M.D.          Director                      July 9, 1999
______________________________________
        Jeffrey A. Saal, M.D.

       /s/ Hugh R. Sharkey             Director                      July 9, 1999
______________________________________
           Hugh R. Sharkey

                                 EXHIBIT INDEX

 Number                               Description
 ------                               -----------
  1.1*  Form of Underwriting Agreement.
  3.1   Amended and Restated Articles of Incorporation (current).
  3.2   Certificate of Incorporation for reincorporation in Delaware (as proposed).
  3.3   Amended and Restated Certificate of Incorporation for reverse stock split (as proposed).
  3.4   Amended and Restated Certificate of Incorporation, post-IPO (as proposed).
  3.5   Bylaws, as amended (current).
  3.6   Bylaws for reincorporation in Delaware (as proposed).
  3.7   Amended and Restated Bylaws, post-IPO (as proposed).
  4.1*  Specimen Stock Certificate.
  5.1*  Opinion of Venture Law Group regarding the legality of the common stock being registered.
 10.1   Amended and Restated Investors' Rights Agreement dated December 7, 1998 among ORATEC and certain investors.
 10.2   Employment Letter Agreement dated October 29, 1997 between ORATEC and
         Nancy V. Westcott.
 10.3   Employment Agreement dated July 14, 1997 between ORATEC and Kenneth W.
         Anstey.
 10.4   Employment Agreement dated August 21, 1996 and First Amendment to
         Employment Agreement dated July 14, 1997 between ORATEC and Hugh
         Sharkey.
 10.5   Change of Control Letter Agreement dated 1996 between ORATEC and Roger
         Lipton.
 10.6   1995 Stock Plan, as amended, and form of option agreement.
 10.7   1999 Directors' Stock Option Plan and form of option agreement.
 10.8   1999 Employee Stock Purchase Plan and form of subscription agreement.
 10.9   Lease dated May 7, 1998 between ORATEC and White Properties Joint
         Venture (as amended).
 10.10  Lease dated August 2, 1996 between ORATEC and Huettig & Schromm/Heaton
         & Keyser.
 10.11  Form of Indemnification Agreement between ORATEC and officers and directors.
 23.1   Consent of Ernst & Young LLP, Independent Auditors.
 23.2*  Consent of Venture Law Group, A Professional Corporation (See Exhibit
         5.1).
 23.3   Consent of Wilson Sonsini Goodrich & Rosati, a Professional
         Corporation.
 23.4   Power of Attorney (See page II-4).
 27.1   Financial Data Schedule.

--------
*  To be filed by amendment.